UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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COUPA SOFTWARE INCORPORATED
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April 11, 2022
You are cordially invited to virtually attend the 2022 Annual Meeting of Stockholders of Coupa Software Incorporated that will be held on Wednesday, May 25, 2022 at 12:00 p.m. Pacific Time.
Details regarding the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our fiscal 2022 Annual Report. We encourage you to read this information carefully.
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card, if you have requested one. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you virtually attend our webcast of the meeting. Please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail regarding each of these voting options.
Thank you for your ongoing support of Coupa.

Very truly yours,

Robert Bernshteyn
Chief Executive Officer, Director and Chair of the Board

COUPA SOFTWARE INCORPORATED
1855 S. Grant Street
San Mateo, CA 94402
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the 2022 annual meeting of stockholders of Coupa Software Incorporated will be held at the date, time and place indicated below.

Time and Date:	Wednesday, May 25, 2022 at 12:00 p.m. Pacific Time.

Place:	Live webcast at www.virtualshareholdermeeting.com/COUP2022. Please see additional information about our virtual meeting in the section entitled Questions and Answers About this Proxy Statement, the Annual Meeting and Voting Procedures beginning on page 1.

Items of Business:
1)To elect the three directors named in the proxy statement accompanying this notice to serve as the Class III directors until the annual meeting held in 2025 and until their successors are duly elected and qualified.
2)To ratify the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for the fiscal year ending January 31, 2023.
3)To hold an advisory (non-binding) vote to approve named executive officer compensation.
These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 29, 2022.

Voting:	Your vote is very important. Whether or not you plan to virtually attend the annual meeting, we encourage you to read the proxy statement and vote on the Internet or by telephone or submit your proxy card, if you have requested one, as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers About This Proxy Statement, the Annual Meeting and Voting Procedures.
A Notice of Internet Availability of Proxy Materials (Notice) will be mailed to stockholders of record on or about April 13, 2022. The Notice contains instructions on how to access our proxy statement for our 2022 Annual Meeting of Stockholders and our fiscal 2022 annual report to stockholders on Form 10-K (together, the proxy materials). The Notice also provides instructions on how to vote online, by telephone or by mail and includes instructions on how to receive a paper copy of the proxy materials by mail. The proxy materials can be accessed directly at the following Internet address: www.proxyvote.com.

If you have any questions regarding this information or the proxy materials, please visit our website at http://investors.coupa.com or contact our investor relations department at ir@coupa.com.
All stockholders are cordially invited to virtually attend the webcast of the Annual Meeting.

By order of the board of directors,

Robert Bernshteyn Chief Executive Officer, Director and Chair of the Board

This notice of annual meeting, proxy statement and accompanying form of proxy card are being made available on or about April 13, 2022.

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Questions and Answers About this Proxy Statement, the Annual Meeting and Voting Procedures
This proxy statement is furnished in connection with solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders (the “Annual Meeting”) to be held at 12:00 p.m. Pacific Time on Wednesday, May 25, 2022, and any postponements or adjournments thereof.
The Annual Meeting will be held exclusively via live webcast. The Annual Meeting will be accessible at www.virtualshareholdermeeting.com/COUP2022. Stockholders will be able to attend the Annual Meeting, vote shares electronically, listen to the proceedings and submit questions, all via the live webcast.
To attend the Annual Meeting via the live webcast, you will need the 16-digit control number that appears on the proxy card or on the voting instructions that accompanied your proxy materials. Additional directions for participating in the Annual Meeting are available at the website identified above. We encourage stockholders to allow ample time for online check-in. Please note that because the Annual Meeting is being held via live webcast, stockholders will not be able to attend the Annual Meeting in person.
Beginning on or about April 13, 2022, we will mail to our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials. As used in this proxy statement, the terms “Coupa,” the ‘‘Company,’’ “we,” “us,” and “our” mean Coupa Software Incorporated and its subsidiaries unless the context indicates otherwise.
The information included in this Question and Answer section is explained in more detail towards the end of this Proxy Statement in the section entitled “Procedural Matters.”
ABOUT THIS PROXY STATEMENT

Q:	Why am I receiving these proxy materials?

A:	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on March 29, 2022 (the “Record Date”). Our board of directors is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on Wednesday, May 25, 2022 at 12:00 p.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being made available to you on or about April 13, 2022. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

Q:	What is included in the proxy materials?

A:
The proxy materials include:
•This proxy statement for the Annual Meeting;
•Our fiscal 2022 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the year ended January 31, 2022; and
•The proxy card or a voting instruction form for the Annual Meeting, if you have requested that the proxy materials be mailed to you.

Q:	What information is contained in this proxy statement?

A:	The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and certain of our executive officers, corporate governance, and certain other required information.

Q:	How can I get electronic access to the proxy materials?

A:	Our proxy materials are available at www.proxyvote.com and at http://investors.coupa.com. Our website addresses in this proxy statement are included as inactive textual references only. The information contained on or accessible through these websites is not incorporated by reference into this proxy statement.

Important—You can find directions on how to instruct us to send future proxy materials to you by email at www.proxyvote.com.

We strongly encourage you to consider choosing to receive future proxy materials by email. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

REGARDING VOTING PROCEDURES

Q:	How can I vote my shares at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting. Shares held beneficially in street name may be voted at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card, if you have requested one, or follow the voting directions described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:
Stockholder of record—If you are a stockholder of record, there are three ways to vote without attending the Annual Meeting:
•Via the Internet—You may vote by proxy via the Internet by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by following the instructions provided in the proxy card.
•By Telephone—You may vote by proxy via telephone by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials via mail, by calling the toll-free number found on the proxy card.
•By Mail—If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
Beneficial owners—If you are a beneficial owner holding shares through a bank, broker or other nominee, please refer to your Notice or other information forwarded by your bank or broker to see which voting options are available to you.

REGARDING THE ANNUAL MEETING

Q:	How will the Annual Meeting be conducted?

A:	The Annual Meeting will be held exclusively online via live webcast. While you will not be able to attend the meeting at a physical location, we are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including voting shares electronically and submitting questions during the virtual meeting. As in prior years, shareholders will also be able to vote prior to the virtual meeting. We are excited to continue employing the latest technology to provide expanded access, allowing shareholders to participate from any location around the world, at no cost to them.

Q:	Can I attend the Annual Meeting?

A:	So long as you were a stockholder of record or a beneficial owner as of March 29, 2022, you are invited to virtually attend the Annual Meeting, which will be held exclusively via live webcast. Online check-in begins at approximately 11:45 a.m. Pacific Time on the date of the Annual Meeting at www.virtualshareholdermeeting.com/COUP2022. You will also be required to provide the 16-digit control number that appears on the proxy card or on the voting instructions provided. The meeting will begin promptly at 12:00 p.m. Pacific Time.

Q:	What proposals will be voted on at the Annual Meeting?

A:
At the Annual Meeting, stockholders will be asked to vote:
(1)To elect the three directors identified in this proxy statement to serve as Class III directors until the annual meeting held in 2025 and until their successors are duly elected and qualified;
(2)To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023; and
(3)To approve named executive officer compensation (on an advisory basis) for the fiscal year ended January 31, 2022.

Q:	What is the voting requirement to approve each of the proposals?

A:
Proposal One—The election of directors requires a plurality vote of the shares of common stock voted in person or by proxy at the meeting. This means that the three nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. As a result, any shares not voted “FOR” a nominee (whether as a result of withholding, abstention or a broker non-vote) will not be counted in the nominee’s favor. You may vote “FOR” or “WITHHOLD" on each of the nominees for election as a director.

Proposal Two—The affirmative vote of a majority in voting power of all votes cast by holders of stock present or represented at the meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Abstentions will have no effect on the outcome of this proposal.

Proposal Three—The affirmative vote of a majority in voting power of all votes cast by holders of stock present or represented at the meeting is required to approve (on an advisory basis) named executive officer compensation. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstensions and broker non-votes will have no effect on the outcome of this proposal.

Q:	How does the board of directors recommend that I vote?

A:
Our board of directors unanimously recommends that you vote your shares:
•FOR the three nominees for election as Class III directors;
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023; and
•FOR the approval (on an advisory basis) of our named executive officer compensation.

Q:	How do I submit questions for the meeting?

A:	We value stockholder engagement and encourage questions. After accessing the Annual Meeting as a shareholder of record or beneficial owner as described above under Regarding Voting Procedures, questions may be submitted in the "Ask a Question" box on the bottom-left of the screen, then click the "Submit" button. Those who attend the Annual Meeting as a guest will not have the option to submit questions during the meeting.

We intend to answer all questions submitted that are pertinent to the Company and the items being voted on by stockholders during the Annual Meeting as time permits and in accordance with our meeting procedures. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Substantially similar questions will be answered only once due to time constraints.

Q:	What if I experience technical difficulties?

A:
The virtual meeting platform is fully supported across most internet browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a sufficient internet connection wherever they intend to participate in the meeting.

Online check-in will begin at approximately 11:45 a.m. Pacific Time, 15 minutes prior to the start of the meeting, to allow time for you to log in and test your system and internet connectivity. We encourage you to access the meeting prior to the start time. If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON
MAY 25, 2022.
The proxy statement and annual report to stockholders are available at www.proxyvote.com.

Proxy Statement Summary
The following is a summary of certain key information in our Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the full Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2022. In this Proxy Statement, we refer to Coupa Software Incorporated as ‘‘Coupa,’’ the ‘‘Company,’’ ‘‘we,’’ "our" or ‘‘us,’’ and we refer to our fiscal year ended January 31, 2022 as ‘‘fiscal 2022’’ or ‘‘FY22.’’

Voting Matters and Board Recommendations

The table below includes a brief description of each matter to be voted upon at the Annual Meeting, along with the voting recommendation of our board of directors, or ‘‘Board.’’

Proposal No.	Description of Matter	Board Recommendation
1	To elect Robert Bernshteyn, Frank van Veenendaal and Kanika Soni to serve as Class III directors until the annual meeting held in 2025 and until their successors are duly elected and qualified.	FOR
2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2023.	FOR
3	To approve named executive officer compensation (on an advisory basis).	FOR
Fiscal 2022 Highlights

Fiscal 2022 Achievements
Some of our business achievements during fiscal 2022 included the following:
•Revenue—Total revenue grew to $725.3 million, an increase of 34% from the previous year. Subscription revenues were $634.0 million, an increase of 35% from the previous year.
•Balance Sheet & Liquidity—Cash and cash equivalents were $506.5 million, short-term investments were $223.0 million, and total deferred revenue was $491.4 million, as of January 31, 2022.
•Cash Flow—Operating cash flows were $168.1 million for fiscal 2022.
•Acquisition—We completed the acquisition of Pana Industries, Inc. in February 2021, a corporate travel booking solution company, and continued to integrate travel and expense technology into our platform through such acquisition.
•Cumulative Spend Under Management—Surpassed $3.3 trillion in cumulative spend under management.
•Employees—The number of our full-time employees worldwide increased to 3,076 on January 31, 2022, up from 2,615 a year earlier.

COVID-19 Response
The COVID-19 pandemic caused us to modify our business practices. Focusing on the safety and well-being of our employees and their families, at the beginning of the pandemic, we closed our offices globally and required our employees to work remotely. Since the second quarter of fiscal 2022, we have implemented a phased-in approach in re-opening certain of our offices and invited our employees to return to work on a voluntary basis if they wished to do so. The health and well-being of our workforce remains our top priority while we work to ensure the productivity and enablement of our workforce.

Board of Directors Snapshot

Our board of directors is divided into three classes with staggered three-year terms. The charts and tables below set forth certain information concerning the skills and attributes of the current members of our board of directors. The charts and tables below reflect our board of directors as of the date of this proxy statement and do not take into effect first time nominee, Kanika Soni.

Note: Figures are rounded and include public and private companies as well as non-profit organizations

Board Attributes
Business Software and Services Expertise
Business Spend Management Experience
Cybersecurity Expertise
Executive Operating Experience
HCD and Compensation Expertise
International Operating Expertise
Risk Management Expertise
Sustainability / CSR Expertise
0
1
2
3
4
5
6
7

The chart above shows, for each listed attribute, the number of directors determined to possess such attribute. Determinations were generally made by the nominating and corporate governance committee of the board of directors, based on each director’s reported professional experience, educational credentials and other considerations.

Board of Directors & Corporate Governance
GOVERNANCE FRAMEWORK
Our business is conducted by our employees, managers, and officers, under the direction of the chief executive officer, or CEO, and the oversight of the board of directors, or Board. The Board is elected by the stockholders to oversee management in its duties. The Board is the ultimate decision-making body of the Company, except with respect to matters reserved to the stockholders. In fulfilling their responsibilities, both management and the Board are informed by their fiduciary duties under SEC rules and regulations, the listing rules of the Nasdaq Global Select Market, or “Nasdaq,” the exchange on which our common stock is listed, and other applicable laws.
In addition to its general oversight of management, the Board performs a number of specific functions, which are explained in more detail in our Corporate Governance Guidelines, including the following:
•selecting the Chair of the Board and lead independent director, if applicable;
•selecting the chief executive officer;
•selecting the Company’s other officers;
•evaluating management performance and compensation;
•overseeing management succession planning;
•formulating Company strategy;
•overseeing risk management;
•managing potential conflicts of interest; and
•ensuring the integrity of financial reporting.
Certain areas of oversight, including with respect to executive compensation, director nominations and audit matters, are the sole or primary responsibility of our independent directors, or committees that consist solely of a subset of the independent directors, as specified in our Corporate Governance Guidelines and committee charters.
These principles establish the basic framework under which our Board has adopted and implemented more detailed policies and practices with respect to Board composition, Board independence, Board and committee evaluations, executive compensation, stockholder engagement, risk oversight and more.
Copies of our current corporate governance documents and policies, including our Corporate Governance Guidelines, Code of Conduct, and committee charters, are available on the Investor Relations section of our website at http://investors.coupa.com. The Board periodically reviews these corporate governance documents and policies and revises them when the Board determines it would serve the interests of the Company and its stockholders to do so, such as in response to changing governance practices or legal requirements.
CODE OF CONDUCT
Our board of directors has adopted a Code of Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. Our Code of Conduct includes standards that are designed to deter wrongdoing and to promote, among other things:

•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications;
•compliance with applicable governmental laws, rules and regulations;
•the prompt internal reporting of violations of the code to appropriate persons; and
•accountability for adherence to the code.
The Code of Conduct includes an enforcement mechanism designed to ensure prompt and consistent enforcement of the code, protection for persons reporting questionable behavior, clear and objective standards for compliance, and a fair process by which to determine violations.
The full text of our Code of Conduct is posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com. We intend to disclose future amendments to, or waivers of, our Code of Conduct, at the same location on our website identified above. Our Code of Conduct constitutes a “code of conduct” within the meaning of Rule 5610 of the Nasdaq listing rules and a “code of ethics” within the meaning of Section 406(b) of the Sarbanes-Oxley Act of 2002 and applicable SEC regulations.
BOARD STRUCTURE, SIZE AND COMPOSITION
Our board of directors is currently composed of seven members, of whom six directors—Mses. Brennan and Campbell and Messrs. Siboni, Stansbury, Thompson and van Veenendaal—are independent within the meaning of the Nasdaq listing rules, as explained in more detail below under “Director Independence.” Our Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Because the three-year terms for the three classes of directors are staggered, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor or the earlier of his or her death, disqualification, resignation or removal.
Our Board believes the classified board structure continues to be in the best interests of our stockholders because, among other reasons:
•it promotes the continuity of leadership and stability of the strategic course and business plan approved (and modified from time to time) by our Board, which management executes under the Board’s direction;
•it encourages long-term strategic planning and the pursuit of initiatives that our Board believes will enhance long-term value for our stockholders; and
•it enables our Board to balance more effectively short-term pressures against our long-term objectives.
The classification of our Board may have the effect of delaying or preventing changes in our control or management and may discourage a third party from making a tender offer or attempting to obtain control of our company. Our Board has determined that, given our limited operating history as a public company, our rapid growth, the market opportunity for our services and the continuing evolution of our industry, among other factors, the benefits outweigh the risks of a classified board structure at this time. Our Board considers the appropriateness of the classified Board structure for our Company on a regular basis, and no less than annually.

The Board periodically reviews its size and assesses its ability to function effectively, including based on its size, composition, expertise and other factors, and determines whether any changes to the size of the Board are appropriate. During fiscal 2022, we maintained the size of our board at seven members. We believe that the current size of our Board continues to be suitable for our company based on the size and complexity of our operations, the length of our operating history, and the mix of independent and non-independent directors on our Board. In particular, we believe that too large of a Board could, among other things, impede the agility required for our current phase of rapid growth and scaling. In the future, as we continue to grow, we expect to bring in additional perspectives and continue to increase the diversity of experiences and backgrounds represented by our Board members. While we do not currently have a formal policy on Board refreshment, we will continue to proactively recruit and retain skilled board members, taking into account the length of our operating history, the size and complexity of our operations, and the mix of independent and non-independent directors on our Board.
DIRECTOR INDEPENDENCE
The Nasdaq listing rules generally require that a majority of the members of a listed company’s board of directors be independent. In addition, Nasdaq rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. The independent directors perform several other important governance functions. For example, our Corporate Governance Guidelines provide for the independent members of our Board to meet in executive session (i.e., without the CEO or other members of management present) at each regularly scheduled Board meeting, and at such other times as may be requested by an independent director. We have established procedures that enable stockholders and other interested parties to communicate directly with our independent directors, as discussed in more detail below.
Under Nasdaq rules, a director may only qualify as an “independent director” if that director is neither an officer nor employee of a company, and if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has affirmatively determined that our six non-employee directors are “independent” as that term is defined under Nasdaq rules.
Audit committee members must satisfy more stringent independence requirements under the Nasdaq rules and must also meet the criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under these Nasdaq and SEC rules, in addition to the basic independence requirements, a member of an audit committee of a listed company:
•may not have participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three year;
•may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (b) or be an affiliated person of the listed company or any of its subsidiaries; and
•must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.
Compensation committee members are also subject to additional requirements regarding their independence from management. The Nasdaq rules require that, in affirmatively determining the independence of any director who will serve on the compensation committee, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:
•the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the company to the director; and
•whether the director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has determined that:
•each member of our audit committee qualifies as an independent director pursuant to Rule 10A-3 and satisfies the independence requirements for audit committee members under the Nasdaq rules; and
•each member of our compensation committee satisfies the independence requirements for compensation committee members under the Nasdaq rules.
The committees and their composition are discussed below under “—Board Committees.” Our Corporate Governance Guidelines are posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com.
BOARD LEADERSHIP STRUCTURE
Pursuant to our Corporate Governance Guidelines, our Board may separate or combine the roles of the chair of the board of directors, or "Chair," and Chief Executive Officer when and if it deems it advisable and in the best interests of the Company and our stockholders to do so. These roles are currently combined as our Board is currently chaired by Mr. Bernshteyn, who is also our Chief Executive Officer. The Board believes that it is in the best interest of Coupa and its stockholders for Mr. Bernshteyn to serve in both roles given his knowledge of our company and industry.
In addition, pursuant to our Corporate Governance Guidelines, if the Chair of our board of directors is not an independent director, the board of directors will appoint a Lead Independent Director. The responsibilities of the Lead Independent Director include:
•to facilitate communication between management, the independent directors and the Chair of our Board;
•to participate in setting agendas for Board meetings;
•to preside at executive sessions of the Board; and
•other responsibilities under various other Board policies and programs.
Our Board has appointed Mr. Siboni as the current Lead Independent Director. He has served in this capacity since August 2016.
Our Board believes that having a combined Chair and Chief Executive Officer, along with a Lead Independent Director, provides a well-functioning and effective balance between strong leadership and appropriate safeguards, facilitating efficient decision-making while enabling effective oversight by independent directors. Our Chief Executive Officer is likely to be more familiar with our industry, our day-to-day operations, and our strategy, than a non-employee Chair would be; and our Board believes that the Chair should draw on this knowledge to provide leadership for the Board and help focus its discussions, review and oversight of the Company’s strategy, business, and operating and financial performance. Our Board also believes that a single Chair and Chief Executive Officer provides strong and reliable leadership for our Company, while reducing the risk of uncertainty or conflict when the roles are separated. Having a single voice at the highest level of leadership is particularly important for a company like ours, which is growing rapidly and believes that it must continue to teach and promote its culture and core values in order to scale successfully. Lastly, Coupa has a strong, experienced Lead Independent Director who is able to provide similar benefits to those associated with an independent Chair. Mr. Siboni's background and qualifications can be found under the "Information Regarding Our Other Directors" section below.
BOARD COMMITTEES
Our Board has established three main standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board and its committees set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. Our Board has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board. Each member of each committee of our Board qualifies as an independent director in accordance with Nasdaq listing rules.

Each committee of our Board has a written charter approved by our board of directors. Copies of each charter are posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com.

The table below sets forth some of the key responsibilities of each committee (which are explained in more detail later on in this section) and information regarding certain attributes of the committees during our 2022 fiscal year.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Size	Three members	Three members	Three members
Members	Roger Siboni Leslie Campbell Tayloe Stansbury	Frank van Veenendaal Tayloe Stansbury Scott Thompson	Leslie Campbell Roger Siboni Michelle Brennan
Chair	Roger Siboni	Frank van Veenendaal	Leslie Campbell
Certain Key Responsibilities
•Oversee accounting practices, system of internal controls, disclosure controls and processes, audit and financial reporting processes.
•Review our interim and year-end operating results with management and our independent registered public accounting firm.
•Establish procedures for handling complaints and anonymous employee submissions regarding accounting, internal controls and other matters.
•Appoint and oversee work of our independent registered public accounting firm.
•Review and approve significant related party transactions.

•Discharge the responsibilities of our board of directors relating to compensation policies and programs.
•Evaluate the performance of our CEO and determine our CEO’s compensation.
•Determine the compensation of our other executive officers in consultation with our CEO.
•Administer our stock-based compensation plans, including granting equity awards and approving modifications of the awards.

•Oversee the nomination of directors.
•Identify, evaluate and make recommendations of nominees to our board of directors.
•Evaluate the performance of our Board and individual directors.
•Review developments in corporate governance practices.
•Evaluate the adequacy of our governance practices and make recommendations to the Board.
•Evaluate trends and issues relating to ESG matters.
•Evaluate our ESG-related programs, policies and practices.

No. of Meetings in fiscal year 2022	Nine	Five	Four
Miscellaneous	Each of Mr. Siboni and Ms. Campbell is a financial expert under applicable SEC regulations.	Each member is a “non-employee director” under Rule 16b-3 of the Exchange Act.	—

Audit Committee

Each member of the audit committee is independent under the rules and regulations of the SEC and the listing rules of Nasdaq applicable to audit committee members. Each member can read and understand fundamental financial statements. Our board of directors has determined that each of Ms. Campbell and Mr. Siboni qualifies as an audit committee financial expert within the meaning of SEC regulations and that each meets the financial sophistication requirements of Nasdaq. The Board intends to consider and appoint an independent director to the Audit Committee following the 2022 Annual Meeting.
The audit committee of our Board oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our audit committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Significant related party transactions will be approved by our audit committee before we enter into them, as required by applicable rules and listing standards.
Compensation Committee

The members of our compensation committee are Messrs. van Veenendaal, Thompson and Stansbury. Mr. van Veenendaal serves as chair of the compensation committee.
Our board of directors has determined that each member of the compensation committee qualifies as independent under Rule 10C-1 of the Exchange Act and related Nasdaq listing rules. Each member is also a “non-employee director” as such term is defined under Rule 16b-3 of the Exchange Act.
The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation policies and programs. Among other things, specific responsibilities of our compensation committee include evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer’s compensation. The compensation committee also determines the compensation of our other executive officers in consultation with our Chief Executive Officer. In addition, our compensation committee administers our stock-based compensation plans, including granting equity awards and approving modifications of such awards. Our compensation committee also reviews and approves various other compensation policies and matters.
Our executive officers may make recommendations on the form and amount of executive compensation, but the compensation committee makes the final decision and is not bound by executive officer recommendations. Our compensation committee has delegated authority to our Chief Executive Officer to grant options and restricted stock units under certain specified guidelines.

Compensation Committee Interlocks and Insider Participation
As noted above, during the year ended January 31, 2022 and currently, the compensation committee of our board of directors is comprised of Messrs. van Veenendaal, Thompson and Stansbury. None of our executive officers serves, or served during the year ended January 31, 2022, as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or our compensation committee.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Mses. Campbell and Brennan and Mr. Siboni, each of whom is independent under the rules and regulations of the SEC and Nasdaq. Ms. Campbell, who is not standing for re-election, serves as chair of the nominating and corporate governance committee. The Board intends to appoint a new Chair of our Nominating and Corporate Governance Committee following the 2022 Annual Meeting.
The nominating and corporate governance committee oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our Board and evaluates the performance of our Board and individual directors. Our nominating and corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our governance practices and making recommendations to our Board concerning corporate governance matters. The committee is also responsible for evaluating trends and issues relating to environmental, social and governance ("ESG") matters and evaluating our ESG-related programs, policies and practices in order to support the sustainable growth of our business.
IDENTIFYING AND EVALUATING DIRECTOR CANDIDATES
Criteria for Evaluating Candidates

General
In general, our nominating and corporate governance committee recommends nominees to our Board to fill vacancies on the Board as they occur, in addition to identifying prospective candidates to fill new seats. Such candidates may be identified in a number of ways, including through business relationships, contacts of the Company’s directors and executive officers and through external recruiting firms. The nominating and corporate governance committee also considers recommendations for nomination from other interested parties, including stockholders and other resources.
When considering potential candidates for membership on our board of directors, our nominating and corporate governance committee evaluates candidates holistically, with no specific minimum qualifications or maximum cut-offs. The nominating and corporate governance committee follows the guidelines in our Policies and Procedures for Director Candidates, in order to assess a candidate's expertise, experience and character.
In addition to these candidate qualities, our nominating and corporate governance committee considers the current size and composition of the board of directors in its evaluation of candidates for membership. The Board believes that factors such as range and diversity of expertise, perspective in areas relevant to our business, character, judgment, diversity, age, independence, experience, length of service and other commitments as it relates to each individual Board member as well as the Board as a whole are important considerations in determining Board composition. The nominating and corporate governance committee believes that, as a group, the nominees for election complement our Board composition and bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.
Diversity
In identifying candidates for the Board, the nominating and corporate governance committee considers the qualifications and experience that the committee believes would best suit the Board’s needs created by a particular vacancy or consideration for board expansion. As part of the process, the nominating and corporate governance committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. While the company currently has no formal diversity policy that applies to the consideration of director candidates, the nominating and corporate governance committee has determined that diversity should be an important consideration in the selection of candidates, and that the Board should be comprised of members who reflect diversity not only in race, ethnicity, gender and sexual orientation, but also in viewpoints, experiences, backgrounds, skills and other qualities and attributes.

The Board has determined that gender and ethnic diversity, in particular, should weigh heavily in its decisions to appoint new directors in the future.
Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider stockholder recommendations and nominations for directors submitted in accordance with the procedure set forth in our bylaws, which is posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com, and summarized in this proxy statement. Additionally, the nominating and corporate governance committee relies on our Policies and Procedures for Director Candidates.
Stockholder recommendations for candidates to our board of directors must be received by January 31st of the year in which the recommended candidates will be considered for nomination, must be directed in writing to Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the recommending person’s ownership of our capital stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the Board, including matters describing character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references and an indication of the candidate’s willingness to serve. The procedures and requirements for submitting stockholder nominations for director are summarized towards the end of this Proxy Statement in the section entitled “Stockholder Proposals and Director Nominations.”
There are no differences in the manner in which our nominating and corporate governance committee evaluates a candidate that is recommended for nomination for membership on our Board by a stockholder, as opposed to a candidate that is recommended for nomination for membership on our Board by our nominating and corporate governance committee and our Board.
Our nominating and corporate governance committee has not received any recommended nominations from any of our stockholders in connection with the 2022 Annual Meeting.
Nasdaq Board Diversity Matrix
Under Nasdaq's board diversity rule, approved as of August 6, 2021, all operating companies listed on Nasdaq's U.S. exchange are required to publicly disclose diversity statistics regarding their board of directors using a board diversity matrix format. For Fiscal 2022, our board diversity based on applicable categories was as illustrated in the chart below. The chart does not take into account first time nominee, Kanika Soni.

Board Diversity Matrix (As of April 11, 2022)
	Female	Male
Gender Identity
Directors	2	5
Number of Directors Who Identify in Any of the Categories Below
White	2	5
MEETINGS OF THE BOARD OF DIRECTORS
The full board of directors met four times for regular meetings of the Board during the year ended January 31, 2022, and had no special meetings. No director attended fewer than 75% of the total number of meetings of the Board or of any committees of the Board of which he or she was a member during the year ended January 31, 2022.
Directors are invited and encouraged to attend our annual meetings of stockholders. All of our directors attended our annual meeting of stockholders in 2021.

BOARD OVERSIGHT OF RISK
One of the key functions of our board of directors is informed oversight of our risk management process. Our Board recognizes the importance of effective risk oversight in establishing and sustaining a successful business, in addition to fulfilling its fiduciary responsibilities. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, in addition to determining how we address specific risks, including brand and reputation risks, strategic and competitive risks, operational risks, financial risks, and legal and compliance risks. Our executive officers are responsible for the day-to-day management of the material risks we face. Our Board administers its oversight function directly as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. Each of our committees is primarily responsible for the following matters:
•Audit Committee. Our audit committee is responsible for overseeing the management of risks associated with our financial reporting, accounting matters, auditing matters, internal controls, disclosure procedures, legal and regulatory compliance, whistleblower adherence, enterprise risk management, cybersecurity and other information technology risks, controls and procedures, and related party transactions.
•Compensation Committee. Our compensation committee oversees major risks associated with our compensation policies and programs.
•Nominating and Corporate Governance Committee. Our nominating and corporate governance committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board and succession planning.
DIRECTOR COMPENSATION
Pursuant to our non-employee director compensation program, our non-employee directors receive both cash and equity compensation as described below. We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. Compensation of non-employee directors is reviewed by our compensation committee, which then makes its recommendation to the full Board, in accordance with our Corporate Governance Guidelines. The compensation committee currently reviews our non-employee director compensation program every two years, most recently in August 2020. At that time, the compensation committee engaged Compensia, Inc. ("Compensia") to provide advice on the non-executive director compensation program. Compensia delivered a report to the compensation committee which included an analysis of the director compensation program. The compensation committee considered, among other factors, the total cost of our non-employee director compensation relative to that of a peer group and, in connection with such review, the compensation committee made modest increases to the non-executive director compensation program in August 2020 and set the various compensation amounts, as described below.
Cash Compensation

Pursuant to our non-employee director compensation program, our non-employee directors receive the following annual cash retainers for their service on our Board:

Position	Annual Retainer ($)
Board Member	35,000
plus (as applicable)
Lead Independent Director	19,000
Audit Committee Chair	25,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	8,500
Other Audit Committee Member	10,000
Other Compensation Committee Member	7,500
Other Nominating and Corporate Governance Committee Member	4,000

We also reimburse our non-employee directors for their reasonable expenses incurred in connection with attending board of directors and committee meetings.
Equity Compensation

Pursuant to our non-employee director compensation program, our non-employee directors receive the following equity awards:
•Annual equity award—on the date of each annual meeting of stockholders, each non-employee director who will continue to serve on our board of directors is granted an “annual equity award” under our 2016 Equity Incentive Plan, consisting of restricted stock units with a specified target value. The annual equity awards granted in fiscal 2022 had a target value of $200,000.
•Initial equity award—each person who first becomes a non-employee director will receive a pro-rated annual equity award under our 2016 Equity Incentive Plan consisting of restricted stock units with the value of an annual equity award as specified above, multiplied by a fraction (i) the numerator of which is the number of whole months remaining until the one-year anniversary of the most recent annual meeting of stockholders and (ii) the denominator of which is 12.

Each annual equity award and pro-rated annual equity award will be converted into a number of restricted stock units using the average closing price of our common stock over the 30-trading day period ending on the date of grant. Each award will vest in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of stockholders. The awards will also vest in full in the event of a “change in control” as defined in our 2016 Equity Incentive Plan.
Our non-employee directors are subject to stock ownership guidelines as described below under the “Stock Ownership Policy” section of “Compensation Discussion and Analysis.” Our non-employee directors are also eligible to receive other awards under our 2016 Equity Incentive Plan.
Fiscal 2022 Director Compensation Table

The following table sets forth information regarding the compensation of our non-employee directors during our fiscal year ended January 31, 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Michelle Brennan	39,000	193,965	232,965
Leslie Campbell	53,500	193,965	247,465
Roger Siboni	83,000	193,965	276,965
Tayloe Stansbury	52,500	193,965	246,465
Scott Thompson	42,500	193,965	236,465
Frank van Veenendaal	50,000	193,965	243,965

(1)Represents cash retainers described above.
(2)Represents the annual equity awards described above, consisting of 804 RSUs granted to each director on the date of our 2021 annual meeting of stockholders.
(3)The amounts in this column represent the aggregate grant date fair value of RSUs granted to the director in the fiscal year ended January 31, 2022, computed in accordance with FASB ASC Topic 718. See Note 12 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 16, 2022 for a discussion of the assumptions made in determining the grant date fair value of our equity awards. As of January 31, 2022, our directors held options to purchase the following number of shares of our common stock: Ms. Campbell 131,325, Mr. Siboni 36,035, Mr. Thompson 54,899, and Ms. Brennan and Messrs. Stansbury and van Veenendaal do not hold any stock options. As of such date, each incumbent non-employee director held RSU awards covering 804 shares of our common stock.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders and other interested parties wishing to communicate with the board of directors, with the independent directors or with an individual member of the board of directors may do so by writing to the Board or to the particular director, care of the Corporate Secretary by mail to Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402, Attention: Corporate Secretary. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed, other than solicitation materials. For additional engagement with stockholders, see below under— Fiscal 2021 Stockholder Advisory Vote and Response to Stockholder Feedback.

PROPOSAL ONE - ELECTION OF DIRECTORS
General

Our board of directors may establish the authorized number of directors from time to time by resolution. The number of authorized directors is currently seven. Our board of directors is currently comprised of seven members who are divided into three classes with staggered three-year terms. The Board currently consists of two Class I directors, two Class II directors and three Class III directors. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Our certificate of incorporation and bylaws authorize only our Board to fill vacancies on our board of directors . Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.
Leslie Campbell is not standing for re-election at the 2022 Annual Meeting and, therefore, will retire from the Board at the 2022 Annual Meeting.
Information Regarding the Nominees

Three Class III directors have been nominated for election at the Annual Meeting for a three-year term expiring in 2025. Upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated Robert Bernshteyn, Frank van Veenendaal and Kanika Soni for election as Class III directors. The term of office of each Class III director elected at the Annual Meeting will continue until the director’s term expires in 2025, or until the director’s successor has been duly elected and qualified or his or her earlier death, disqualification, resignation or removal.
Kanika Soni is a nominee for election to the Board at the 2022 Annual Meeting who does not yet serve on the Board and previously has not been elected by the Company's stockholders. Ms. Soni was identified as a director candidate by an external recruiting agency that we engaged. The nominating and corporate governance committee, together with other Board members, evaluated Ms. Soni in accordance with the criteria set forth in our Policies and Procedures for Director Candidates and then recommended Ms. Soni as a nominee for the 2022 Annual Meeting and the Board unanimously approved Ms. Soni's nomination to the Board in connection with the 2022 Annual Meeting.

CLASS III DIRECTOR NOMINEE
Robert Bernshteyn Age: 48 Director Since: February 2009 Appointments: Chair of the Board Director Class: Class III Term Expires: 2022
Robert Bernshteyn has served as our Chief Executive Officer and as a member of our board of directors since February 2009. Mr. Bernshteyn has also served as our Chair of the Board since February 2009. From June 2004 to February 2009, Mr. Bernshteyn served in various positions, most recently as VP, Global Product Marketing & Management of SuccessFactors Inc., a provider of cloud-based HCM solutions. From June 2001 to May 2004, Mr. Bernshteyn served in various positions, most recently as a Director of Product Management at Siebel Systems, Inc. From June 1994 to March 1999, Mr. Bernshteyn served as Project Manager and Systems Integration Consultant of Accenture plc, a professional services company. Mr. Bernshteyn served on the board of directors of Medallia, Inc. from June 2019 to October 2021. Mr. Bernshteyn earned a B.S. in Information Systems from the State University of New York at Albany and an M.B.A. from Harvard Business School.

We believe Mr. Bernshteyn should serve as a director based on his deep knowledge of Coupa as our Chief Executive Officer, his extensive experience in general management and software and platform development and his experience in the software industry.

CLASS III DIRECTOR NOMINEE
Kanika Soni Age: 43 Director Class: Class III
Ms. Soni is the Chief Commercial Officer of TripAdvisor, Inc. and has held this role since January 2020, having previously served as President, Hotels since April 2019. Ms. Soni also served as Senior Vice President, Global eCommerce for The Walt Disney Company from October 2016 to February 2019. Prior to this, Ms. Soni was Head of Global Digital Marketing at Tesla, Inc. between January and August in 2016, and between 2010 and 2015 held a number of positions at Gilt Groupe, LP (now Rue Gilt Groupe, Inc.), most recently as Vice President, Marketing and Growth, Gilt City. Ms. Soni earned a Bachelor of Commerce from Delhi University and an M.B.A. from the University of Chicago.

We believe Ms. Soni should serve as a director because of her proven track record in delivering growth through innovation and differentiated products, services and customer experiences.

CLASS III DIRECTOR NOMINEE
Frank van Veenendaal Age: 62 Director Since: December 2015 Appointments: Compensation Committee (Chair) Director Class: Class III Term Expires: 2022
Frank van Veenendaal has served as a member of our board of directors since December 2015. From February 2012 to February 2015, Mr. van Veenendaal served as Vice Chairman of Salesforce.com, Inc. From February 2007 to February 2012, Mr. van Veenendaal served as Chief Sales Officer and President, Worldwide Sales at Salesforce.com, Inc. Mr. van Veenendaal has also served on the board of directors of Room to Read since March 2016, Onfido since April 2019 and ServiceMax, Inc. since July 2019. Mr. van Veenandaal previously served on the board of directors of New Voice Media from May 2015 to November 2018 and of Vlocity, Inc. from February 2015 to June 2020.

We believe Mr. van Veenendaal should serve as a director based on his extensive experience in general management and software and platform development and his experience in the software industry. Mr. van Veenendaal currently serves as the chair of our compensation committee.

Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Information Regarding Our Other Directors

Michelle Brennan Age: 56 Director Since: October 2020 Appointments: Nominating and Corporate Governance Committee Director Class: Class I Term Expires: 2023
Most recently, Ms. Brennan served as the Value Creation Leader for Johnson & Johnson, a leader in the field of medical devices, pharmaceutical, and consumer packaged goods, until her retirement in August 2020. Prior to that, Ms. Brennan held a number of positions at Johnson & Johnson, including that of Company Group Chair, Medical Devices (EMEA); President, Enterprise Standards & Productivity; Worldwide President, Ethicon Energy; as well as a variety of sales and marketing positions for other Johnson & Johnson divisions.

Throughout her time at Johnson & Johnson, Ms. Brennan held significant board roles for the company, including Chair of the Board for Medtech Europe Trade Association. She was also previously a member of the UK's Office of Life Sciences Council and Chairman of the Council's Health Technology Partnership Committee. Ms. Brennan earned a B.S. in Business Administration from the University of Kansas.

We believe Ms. Brennan should serve as a director because of her extensive experience in the global healthcare industry, her general management experience, her global operations and her corporate strategy experience. Ms. Brennan currently serves on our nominating and corporate governance committee.

Scott Thompson Age: 64 Director Since: May 2013 Appointments: Compensation Committee Director Class: Class I Term Expires: 2023
Scott Thompson has served as a member of our board of directors since May 2013. Mr. Thompson has served as the Chief Executive Officer of Tuition.io since September 2016, and from July 2012 to July 2016, served as the Chief Executive Officer of ShopRunner, Inc. From January 2012 to May 2012, Mr. Thompson served as the Chief Executive Officer of Yahoo!, Inc. From February 2005 to February 2008, Mr. Thompson served as Chief Technology Officer, and from March 2008 to January 2012 served as President of PayPal, Inc. From September 1998 to January 2005, Mr. Thompson served as Executive Vice President of Inovant, LLC. From September 1993 to September 1998, Mr. Thompson served as Chief Information Officer of Barclays Global Investors. Mr. Thompson previously served on the boards of directors of F5 Networks, Inc., Splunk Inc. and Yahoo! Inc. Mr. Thompson earned a B.S. in Accounting from Stonehill College.

We believe Mr. Thompson should serve as a director based on his extensive experience in general management and software and platform development, his experience in the software industry, his financial expertise, and his service as a director of various public and private companies. Mr. Thompson currently serves on our compensation committee and audit committee.

Roger Siboni Age: 66 Director Since: September 2014 Appointments: Lead Independent Director Audit Committee (Chair) Nominating and Corporate Governance Committee Director Class: Class II Term Expires: 2024
Roger Siboni has served as a member of our board of directors since September 2014 and as our Lead Independent Director since August 2016. Mr. Siboni served as Chair of the Board of Epiphany, Inc., a software company that helped pioneer customer personalization solutions, from 2003 to 2005, and as President and Chief Executive Officer of Epiphany, Inc. from 1998 to 2003. Prior to joining Epiphany, Inc., Mr. Siboni spent more than 20 years at KPMG LLP, including as its Deputy Chair and Chief Operating Officer. Mr. Siboni also serves on the board of directors of Dolby Laboratories, Inc. Mr. Siboni previously served as a director of ArcSight, Inc. from 2009 to 2010, Marketo, Inc. from 2011 to 2016, and Cadence Design Systems, Inc. from 1999 to April 2020. Mr. Siboni also served as a member of the Advisory Board of the Haas School of Business at the University of California, Berkeley from 1993 to 1999 and its Chair from 1999 to 2002. Mr. Siboni earned a B.S. in Business Administration from the University of California, Berkeley.

We believe Mr. Siboni should serve as a director because of his substantial corporate governance, operational and financial expertise gained as an executive at several companies in the technology and finance industries, including his experience as Deputy Chair and Chief Operating Officer at KPMG and his experience serving on the boards of directors of numerous public and private companies. Mr. Siboni currently serves as our Lead Independent Director, the chair of our audit committee and also serves on our nominating and corporate governance committee.

Tayloe Stansbury Age: 60 Director Since: December 2015 Appointments: Audit Committee Compensation Committee Director Class: Class II Term Expires: 2024
Tayloe Stansbury has served as a member of our board of directors since December 2015. Mr. Stansbury has served as Chief Executive Officer of Kaleidescape, Inc. since November 2020 and previously served as interim Chief Executive Officer of Watermark Insights, LLC from July 2020 to November 2020. From May 2009 to May 2019, Mr. Stansbury served in various roles at Intuit Inc., including Executive Vice President and Chief Technology Officer. From 2007 to 2009, Mr. Stansbury served as Chief Information Officer of VMware Inc. From 2001 to 2007, Mr. Stansbury served in various roles at Ariba, Inc., most recently as Executive Vice President of Products and Operations. Mr. Stansbury previously served on the board of directors of Shutterfly, Inc. from December 2016 to September 2019 and of Blue Jeans from October 2018 to May 2020. Mr. Stansbury currently serves on the board of directors of TCV Acquistion Corp and private companies Trelly, Watermark Insights, LLC and Kaleidescape, Inc. Mr. Stansbury earned an A.B. in Applied Mathematics from Harvard University.

We believe Mr. Stansbury should serve as a director based on his extensive experience in general management and software and platform development and his experience in the software industry. Mr. Stansbury currently serves on our compensation committee and on our audit committee.

There are no family relationships among any of our directors or executive officers, other than those described in the "Policies and Procedures for Related Party Transactions". See “Board of Directors & Corporate Governance” and “Board of Directors & Corporate Governance—Director Compensation” below for additional information regarding our board of directors.

PROPOSAL #1	TO ELECT ROBERT BERNSHTEYN, FRANK VAN VEENENDAAL AND KANIKA SONI TO SERVE AS CLASS III DIRECTORS UNTIL THE ANNUAL MEETING HELD IN 2025 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CLASS III
NOMINEES NAMED ABOVE.

Our Culture, Values and ESG Program
CULTURE AND VALUES
Our Company culture, as well as our interactions with our community of employees, customers, suppliers and other business partners ("Coupa Community"), are all guided by three core values. These values provide the foundation for everything we do. These core values are:
•Ensure customer success
•Focus on results
•Strive for excellence
While we are strongly committed to delivering value for our stockholders, we also believe we have ethical and moral responsibilities to all of our stakeholders—those who support us and whom we likewise support—including our employees, our customers, suppliers and other business partners, and the markets and communities in which we operate, live, and serve through our spend management services.
In 2021, we were honored to be recognized with the following awards:
•Inc Best Workplaces of 2021
•Inc Best-Led Company in 2021
•Great Place to Work CertifiedTM in 2021
•Fortune's 2021 Best Workplaces in Technology
•Fortune's 2021 Best Workplaces in the Bay Area
•Fortune's 2021 Best Workplaces for Millennials
•Fortune's 2021 Best Medium Workplaces
•Fortune Future 50 in 2021
•Fast Company Most Innovative Companies of 2021
•EcoVadis Silver Sustainability Rating for 2021
•Supply & Demand Chain Executive's 2021 Woman in Supply Chain
•Built In's 100 Best Large Companies to Work For in 2021
Our full list of accreditations can be found on our website - https://www.coupa.com/company/awards.
ENVIRONMENTAL, SOCIAL, GOVERNANCE (ESG)
Coupa is committed to advancing our sustainable business practices and strives to drive environmental and social impact for our customers and in our communities. In 2020, we launched and formalized our ESG program, which involved (among other things) prioritizing ESG focus areas that are most material and relevant to our business and our stakeholders, and strengthening the governance structure of our ESG program, including by defining the ESG Program oversight responsibilities of the nominating and corporate governance committee of our board of directors.

We understand the importance of transparency and in 2021, we published our first annual ESG report ("ESG Report"). In our ESG Report, we outline our priorities and communicate the details of our initiatives and progress. We use several leading ESG reporting frameworks to inform our strategy and reporting efforts including Sustainability Accounting Standards Board (SASB), Global Reporting Initiative, and the United Nations Global Compact. Read more about our initiatives in our ESG Report at: https://www.coupa.com/company/corporate-sustainability.
Our ESG program is managed by a designated lead reporting to the Chief Legal Officer. In fiscal year 2022, we continued to invest in our resources and hired two new ESG team members to accelerate our efforts. We have a cross-functional working group that drives and implements the program strategy and recently formed an ESG Executive Steering Committee responsible for decision-making on key areas of focus. The nominating and corporate governance committee provides oversight and receives quarterly updates on the program progress.
In 2021, Coupa was awarded a Silver medal sustainability rating from EcoVadis. Coupa is a member of the Sustainable Purchasing Leadership Council and also the Pledge 1% initiative, committing to allow our employees to dedicate one percent of their work time to non-profits. Since 2020, Coupa has been a signatory to the UN Global Compact, supporting the Ten Principles on human rights, labor, environment, and anti-corruption.
IMPACT OF OUR CORE BUSINESS
Sustainable Business Spend Management
As Coupa works toward ESG progress within the category of business spend management, or BSM, we believe our greatest opportunity for economic, social, and environmental impact is through our BSM product platform, which helps our customers incorporate ESG considerations across their business spend activities. We refer to this as Sustainable BSM. With our 2,500+ customers, 8+ million suppliers, and $3.3 trillion dollars of cumulative spend under management, we have the ability to influence spend decisions at a scale, which can have positive impact across global supply chains, communities, and business operations.
By embedding visibility to real-time ESG data and offering prescriptive insights into the fabric of spend decisions, we allow customers to make ESG data-driven decisions to help achieve company goals, such as those involving supplier diversity or environmental sustainability. One way we do this is by extracting actionable insights from the data generated by the enormous volume of business spend transactions managed on our platform. The data we mine includes information relevant to ESG considerations that we believe are material and relevant to our customers, such as supplier diversity benchmarks to help increase spend with diverse suppliers.
We offer tools that allow our customers to incorporate ESG considerations into their supplier search, risk management, supply chain and procurement, among other spend management processes. We continue to innovate and have more than 60 capabilities and configuration settings embedded in the platform to drive sustainability and diversity in our customers’ spend management programs. Additional highlights include:
•Buyers using our services can specify how supplier diversity, or carbon footprint, should factor into a sourcing award.
•Many of our suppliers are rated across health, risk, and sustainability categories, and these ratings are visible to buyers throughout the procurement process.
•In 2021, Coupa launched the Diversity Dashboard which provides customers insights into the number of diverse suppliers they work with and their diverse supplier spend.
•Using our supply chain product capabilities, customers can model and design transportation and logistics supply chain networks to reduce their carbon footprint.
•Our customers can also run catalog searches that suggest green, ethical and/or inclusive supplier choices, in addition to other factors for which they may wish to optimize.

•Further, by digitizing internal approval processes and communications between employees as well as the order, negotiation and contracting processes between our customers and their vendors, our software service helps businesses reduce environmental costs traditionally associated with inefficient business processes and physical record-keeping.
With these tools, we believe our BSM platform can help many of our customers make measurable progress on their own ESG initiatives. Given the size and global reach of our supplier network and the way information is shared among the Coupa Community, we believe that, as we continue to grow, our services can have a meaningful and positive impact on global supply chains—specifically, by promoting greater accountability among suppliers; providing positive recognition for those with strong ESG records; and reducing ethical and social risks.
COUPA CARES
A core part of our ESG efforts is what we call “Coupa Cares,” our social impact program. The program serves as our platform for employees and Coupa to have a positive social impact in the world through volunteerism and philanthropy. The program includes initiatives in, among other areas: employee volunteerism and pro-bono initiatives; charitable giving and donation matching; and strategic nonprofit partnerships.
The Coupa Cares program focuses on three key areas:
•Serve: We support employees in dedicating their time and skills for social and environmental causes. This includes mobilizing employees to volunteer and helping employees utilize their 40 hours of annual “Volunteer Time Off” benefit; organizing Coupa’s “Global Volunteer Day”; and coordinating in-person and virtual volunteer events.
•Give: We invest in our local communities. This includes providing funding to charitable organizations, administering an employee donation matching and volunteer rewards program with up to a $500 USD annual match, and awarding educational scholarships.
•Lead: We inspire our employees and broader Coupa Community to take action and amplify our collective impact around the world. This includes the development of resources and communications to educate employees on social and environmental topics; collaborating with our employee resource groups; hosting, sponsoring and facilitating events that inform and spark action; and partnering with organizations to support various impact efforts.
In calendar year 2021, Coupa Cares:
•provided over $600,000 in donations;
•launched our new employee match and volunteer rewards program and encouraged employee giving through unique 2:1 match campaigns to support COVID relief in India and on Giving Tuesday;
•engaged over 51% of our employees in giving and volunteering, supporting over 1,000 causes around the world;
•awarded $75,000 in scholarships to 15 college students; and
•organized our largest Global Volunteer Day, engaging over 535 Coupa employees through in-person local volunteer events across 25 offices, two educational webinars, and virtual volunteer opportunities.

DIVERSITY, EQUITY, AND INCLUSION
We believe that diversity, equity, and inclusion (DEI) is important to the long-term success of our business and the Coupa Community. We know that companies thrive when they are powered by a diversity of people and culture, and people thrive when they're treated with dignity, equity, and respect. Our aim is to ensure that our employees feel a strong sense of belonging and are comfortable bringing their authentic selves to work every day.
Our DEI approach is focused on three areas:
•Attract: Through university outreach and other partnerships, we aim to build a powerful diversity pipeline
•Educate: We teach our employees the importance of DEI, including recognizing and rooting out unconscious bias
•Advocate: We encourage our employees to organize and advocate for each other, in particular through our employee resource groups:

◦Coupa Empower: Empower's mission is to break down barriers to women’s success by creating a community of individuals and organizations working together to unleash the impact of women in business. The three pillars of Empower are discover, connect, and impact.

◦Coupa Illuminate: Illuminate’s purpose is to support our LGBTQ+ community by inspiring connection, inclusiveness, and diversity. We respect gender fluidity and non-traditional family units, advocate for equality and fairness, and foster opportunities for stewardship and growth in our local communities.

◦Coupa Engage: Engage stands to uplift and expand the underrepresented community at Coupa. This group provides a personal and professional platform to support colleagues of color to network and form closer relationships with allies within the company. This group sets its principles on three major pillars: leadership development, inclusion and equity, and community enrichment.

◦Coupa Green: Coupa Green is a group of employees who are passionate about having a positive impact on the environment both in the workplace and at home through three pillars: educate, activate, and influence.

ENVIRONMENTAL SUSTAINABILITY
We recognize that urgent environmental action is needed to protect the future of our planet. To that end, we are committed to understanding and minimizing our own environmental footprint. Additionally, we know that an opportunity for greater impact extends through our Sustainable BSM platform. Our cloud strategy utilizes third-party data center hosting facilities located in various facilities around the world, instead of operating our own data centers. We believe in the power of measurable, quantifiable data to help us deliver results. In our 2021 ESG Report, we shared our baseline greenhouse gas emissions footprint and communicated our carbon neutral goal, in which we are initially setting out to achieve through investing in high-quality carbon offset projects and renewable energy certificates.

Audit Committee Matters
PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General

Our audit committee has appointed the firm of Ernst & Young LLP, independent registered public accountants, to audit our financial statements for the year ending January 31, 2023. Ernst & Young LLP has audited our financial statements since the year ended January 31, 2015.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2023. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. We have been informed that representatives of Ernst & Young LLP will virtually attend the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.
Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Coupa and its stockholders.
If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the audit committee will consider whether it is appropriate to select another registered public accounting firm.
Principal Accountant Fees and Services

The following table sets forth all fees billed or to be billed for professional audit services and other services rendered by Ernst & Young LLP for each of the years ended January 31, 2021 and 2022:

	Fiscal 2021	Fiscal 2022
Audit Fees(1)	$2,872,379	$3,055,756
Audit-Related Fees(2)	—	53,000
Tax Fees(3)	107,377	639,401
All Other Fees(4)	4,385	5,570
Total Fees	$2,984,141	$3,753,727

(1)Audit Fees: Includes fees for professional services provided in connection with the audit of our annual financial statements, attestation services related to Section 404 of the Sarbanes Oxley Act of 2002, review of our quarterly financial statements, and audit services provided in connection with other regulatory filings.
(2)Audit-Related Fees: Includes fees for professional services related to service organization controls (“SOC”) audits under Statement of Standards for Attestation Engagements (SSAE) No. 18.
(3)Tax Fees: Includes fees for professional services related to tax compliance and tax consulting services.
(4)All Other Fees: Includes fees related to the subscription to Ernst & Young LLP’s accounting research tool.

Pre-Approval of Audit and Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee, or the chair if such approval is needed between meetings of the audit committee, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. During fiscal 2022, all audit and permissible non-audit services were pre-approved by the audit committee.

PROPOSAL #2	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2023.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION
OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 31, 2023.

AUDIT COMMITTEE REPORT
The information contained in the following report of Coupa’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") unless and only to the extent that Coupa specifically incorporates it by reference.
Role of the Audit Committee

The audit committee operates under a written charter adopted by our Board. The audit committee oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our audit committee is responsible for reviewing our disclosure controls and processes, and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our audit committee will approve significant related party transactions before we enter into them, as required by applicable rules and listing standards. A more detailed description of the functions and responsibilities of the audit committee can be found in Coupa’s audit committee charter, published on the Corporate Governance—Governance Documents portion of Coupa’s website at http://investors.coupa.com.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management is responsible for our internal controls, financial reporting process, selection of accounting principles, determination of estimates and compliance with laws, regulations and ethical business conduct. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles.
Review of Audited Financial Statements for the Year ended January 31, 2022

The audit committee has reviewed and discussed with Coupa’s management and Ernst & Young LLP the audited consolidated financial statements of Coupa for the year ended January 31, 2022. The audit committee has also discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding communications between our independent registered public accounting firm and audit committee.
The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Coupa’s annual report on Form 10-K for the year ended January 31, 2022 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Roger Siboni, Chair
Leslie Campbell
Tayloe Stansbury

Executive Officer Compensation
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table provides information concerning our executive officers as of April 1, 2022:

Name	Age	Position(s)
Robert Bernshteyn	48	Chief Executive Officer, Director and Chair of the Board
Anthony Tiscornia	46	Chief Financial Officer
Robert Glenn	56	Executive Vice President, Global Sales
Mark Riggs	56	Chief Customer Officer

Robert Bernshteyn’s biographical information is set forth above under “Proposal One—Election of Directors—Information Regarding Our Other Directors.”

Anthony Tiscornia has served as our Chief Financial Officer since June 2021. Mr. Tiscornia previously served as our Chief Accounting Officer from March 2019 to June 2021. Prior to that, he served as the Company’s Vice President of Finance and Principal Accounting Officer from May 2017 to March 2019, Vice President, Finance & Controller from March 2015 to May 2017, and as Controller from December 2012 to March 2015. Prior to joining Coupa, Mr. Tiscornia served as the Director of Accounting for Soraa, a lighting manufacturer, from April 2011 through December 2012. Initially, Mr. Tiscornia began his career as an Auditor for KPMG, an audit and tax consultancy firm, from 1998 through 2002. Mr. Tiscornia holds a B.S. in Managerial Economics from the University of California, Davis.
Robert Glenn has served as our Executive Vice President, Global Sales since February 2021, and prior to that was our Vice President, EMEA Sales from June 2014 to June 2016, Vice President, US East and Canada Sales from June 2016 to January 2018, and Senior Vice President, Americas from January 2018 to February 1, 2021. Prior to joining Coupa, Mr. Glenn served as Chief Operating Officer of EG Solutions, an enterprise workforce optimization software company, from 2013 to 2014 and as General Manager (EMEA) at PROS, an software as a service platform that optimizes shopping and selling interactions, from 2011 to 2013. Mr. Glenn holds a B.S. in Computer Science and Chemistry from De Montfort University.
Mark Riggs has served as our Chief Customer Officer since November 2017. Mr. Riggs previously served as the Chief Operating Officer of Welcome, a provider of cloud-based chat and messaging solutions, from June 2014 to October 2016. From May 2010 to August 2013, Mr. Riggs served as the Chief Customer Officer and General Manager for Bazaarvoice Inc., a cloud-based social commerce application. Prior to that, Mr. Riggs served as Senior Vice President of World-Wide Customer Success for Endeca Technologies, Inc. from 2006 to 2010 prior to its acquisition by Oracle Corporation, and as Vice President of Global Services at Business Objects SA from 2001 to 2006 prior to its acquisition by SAP. Mr. Riggs holds a B.S. in Computer Information Systems from Northern Arizona University.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During our fiscal year ended January 31, 2022 (“fiscal 2022”), these individuals were:
•Robert Bernshteyn, our Chief Executive Officer;
•Anthony Tiscornia, our Chief Financial Officer(1);
•Todd Ford, our President of Finance and Operations(2);
•Robert Glenn, our Executive Vice President, Global Sales(3); and
•Mark Riggs, our Chief Customer Officer.
________________
(1) Effective June 2021, Mr. Tiscornia was promoted to Chief Financial Officer, after having served as the Company’s Chief Accounting Officer since March 2019.
(2) Effective June 2021, Mr. Ford was named President of Finance and Operations, after having served as the Company's Chief Financial Officer since May 2015. Beginning April 1, 2022, Mr. Ford transitioned from his executive position and continues to serve the Company in an advisory role.
(3) Effective February 2021, Mr. Glenn was promoted to Executive Vice President, Global Sales.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2022. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our Named Executive Officers for fiscal 2022, including the key factors that were considered in determining their compensation.
Executive Summary

Who We Are
We are a leading provider of business spend management, or BSM, solutions. We offer a comprehensive, cloud-based BSM platform that has connected over two thousand organizations with more than eight million suppliers globally. Our platform provides greater visibility into and control over how companies spend money. Using our platform, businesses are able to achieve real, measurable value and savings that drive their profitability.
Fiscal 2022 Business Highlights
Overall, we continued to achieve strong financial results in fiscal 2022. Our unified platform has processed over $3.3 trillion in cumulative spend under management, helping drive cost savings and increase profitability for our customers.
Specifically, we recorded the following financial accomplishments in fiscal 2022:
•Total Revenue—Total revenue grew to $725.3 million, an increase of 34% from the previous year.
•Subscription Revenues—Subscription revenues grew to $634.0 million, an increase of 35% from the previous year.
•Balance Sheet & Liquidity—Cash and cash equivalents were $506.5 million, short-term investments were $223.0 million, and total deferred revenue was $491.4 million, as of January 31, 2022.
•Cash Flow—Operating cash flows were $168.1 million for fiscal 2022.

Fiscal 2022 Executive Compensation Highlights
The compensation committee took the following key actions with respect to the compensation of our Named Executive Officers for fiscal 2022:
•Structural Pay Increases - Approved structural pay increases for our Named Executive Officers, in order to more competitively position each executive given the highly competitive talent market which we operate in. Note that Messrs. Glenn and Tiscornia were promoted during fiscal 2022 but did not receive any adjustments to pay levels in connection with these promotions. Specific changes in pay levels from fiscal 2021 to fiscal 2022 are denoted in the table below:

	Base Salary*		Annual Incentive (%)		Long-Term Incentive*		Total Direct Compensation*
Executive	FY21	FY22	FY21	FY22	FY21	FY22	FY21	FY22
Rob Bernshteyn	$550	$700	100%	100%	$14,965	$16,537	$16,065	$17,937
Anthony Tiscornia	**	$315	**	35%	**	$1,117	**	$1,542
Todd Ford	$425	$500	85%	90%	$3,992	$8,015	$4,778	$8,965
Robert Glenn	$290	$375	95%	100%	**	$3,006	**	$3,756
Mark Riggs	$325	$450	65%	70%	$1,747	$3,507	$2,283	$4,272
*Figures in thousands
**Messrs. Glenn and Tiscornia were not NEOs in fiscal year 2021.
•Maintained Incentive Design Program
◦Annual cash bonus program - For fiscal 2022, the weighting of the program was set at 75% on corporate performance and 25% on individual performance. The two corporate performance metrics —revenue and operating cash flow— continued to be equally weighted, and each of the corporate metrics was designed to pay out at 0% for any achievement below target and a maximum of 100% with no increase for over-achievement. In addition to the limits on the amounts payable in respect of corporate performance (100% of target) amounts earned in respect of individual performance may not exceed 200% of target, such that the maximum payment for each Named Executive Officer would be 125% of his or her target annual cash bonus opportunity.
◦Long-Term Incentive Compensation Mix - Long-term incentive compensation award mix remains unchanged from fiscal 2021 to fiscal 2022— 60% in the form of relative total shareholder return ("TSR") PSU awards and 40% in the form of time-based RSU awards for our CEO, and 50% in the form of relative TSR PSU awards and 50% in the form of time-based RSU awards for our other Named Executive Officers. In addition, in fiscal year 2022, the compensation committee modified the design for the relative TSR PSU awards granted to our Named Executive Officers to include a 4x payout cap, which would cap the final payout at 400% of the valuation date stock price (see “Long-Term Incentive Compensation” section for more details).

Fiscal 2021 Stockholder Advisory Vote and Response to Stockholder Feedback

At our 2021 Annual Meeting of Stockholders, we conducted our annual non-binding stockholder advisory vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Approximately 97.6% of the votes cast were cast “FOR” the approval of our Named Executive Officer compensation for fiscal 2021. This result is comparable to our result from the 2020 Annual Meeting, where approximately 97.3% of the votes cast were cast “FOR” the approval of our Named Executive Officer compensation for fiscal 2020.
During the last fiscal year, we contacted approximately 12 of our top institutional stockholders, representing approximately 57% of our outstanding common stock (including all of the holders of over 5% of our outstanding common stock) in order to obtain their perspectives on our executive compensation program, our related corporate governance practices, our ESG Report and efforts, and any other topics about which they wished to engage. Although not all of the stockholders we contacted accepted our offer to discuss these matters, we held telephonic meetings with six of our top stockholders and communicated with one additional such stockholder via email (representing approximately 38% of our outstanding common stock), in which members of our senior management, including our Chief People Officer, Senior Vice President of Total Rewards & Operations, and Chief Legal Officer, participated on behalf of Coupa. Independent members of our board of directors were also made available for these meetings. These institutional stockholders were generally supportive of our executive compensation program, governance practices given our tenure as a public company and our ESG initiatives and progress, including how Coupa can further align as an important business partner for its customers' ESG goals. The feedback that management received from our meetings with these stockholders was shared with both the compensation committee and nominating and corporate governance committee, as well as our full board of directors.
We value the opinion of our stockholders. As such, we continued to accelerate our ESG efforts to support our customers through our core technology and launched our Sustainable BSM initiative. We also launched our inaugural ESG Report to increase transparency and better communicate our ESG efforts with investors and other stakeholders.
In addition, consistent with the recommendation of our board of directors and the preference of our stockholders as reflected in the non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes held at our 2018 Annual Meeting of Stockholders, we intend to continue to hold Say-on-Pay votes on an annual basis.

Pay-for-Performance Analysis

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ annual target total direct compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our executive officers, including our Named Executive Officers, through two separate compensation elements:
•First, we provide the opportunity to participate in our annual cash bonus program which provides cash payments to our executive officers based on our achieving short-term financial, operational, and/or strategic results that meet or exceed the objectives set forth in our annual operating plan, as well as their individual contributions to our performance.
•In addition, we grant both relative TSR PSU awards and time-based RSU awards that may be settled for shares of our common stock, which comprise a significant portion of the target total direct compensation opportunities for our executive officers. The value of the RSU awards depends entirely on the value of our common stock, while the value of the relative TSR PSU awards depends on the value of our common stock and also on the relative growth of our stock versus the Nasdaq Composite Index over the relevant performance period. These awards therefore incentivize our executive officers to build sustainable long-term value for the benefit of our stockholders.

The variable pay elements ensure that, each year, a substantial portion of our executive officers’ total compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance. The target pay mix for our CEO and our other Named Executive Officers during fiscal 2022 reflected this “pay-for-performance” design, as shown by the realizable pay analysis below, which indicates the value the CEO realized is lower than targeted pay levels for fiscal 2022. This is due to the rigorous performance orientation of our incentive pay program that only delivers value to executives when performance meets pre-established goals intended to build stockholder value. Realizable pay is measured taking into account (i) actual performance against the annual incentive plan, (ii) value of equity grants at our $134.27 share price as of close of business on January 31, 2022 and (iii) the value of the PSUs based on trending performance as of January 31, 20221. For fiscal 2022, actual realizable pay for our CEO is 28% of his total target compensation. An illustrative chart showing the valuation of elements of compensation (in thousands) over the past fiscal year is shown below:2

1 Note: PSUs are trending at 0% payout levels as of 1/31/2022.
2 Target base salary and annual incentive plan (AIP) figures in chart differ from the figures listed in the "Summary Compensation Table" because pay raises for fiscal 2022 were not put into effect until March 2021.

CEO Fiscal 2022 Target vs. Realizable Pay
$17,937
$9,937
$6,600
$700
$700
Target
$4,963
$3,563
$700
$700
Realizable
PSUs
RSUs
Annual Incentive Plan
Base Salary

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

	WHAT WE DO		WHAT WE DONT DO
☑	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors.	☒
No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our Named Executive Officers that are different from or in addition to those offered to our other employees.

☑
Retain an Independent Compensation Advisor. The compensation committee engaged its own compensation consultant to provide information and analysis with its fiscal 2022 compensation review, and other advice on executive compensation independent of management. This consultant performed no consulting or other services for us in fiscal 2022.
		☒	No Excessive Perquisites. We provide only limited perquisites or other personal benefits to our Named Executive Officers based on business needs.
☑
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
☒
No Tax Reimbursements on Perquisites. We do not provide any tax reimbursement payments (including "gross-ups") on any perquisites or other personal benefits, other than related to standard relocation benefits.

☑
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, including short-term cash and long-term equity incentives, to align the interests of our Named Executive Officers and stockholders.
☒
 No Special Health or Welfare Benefits. Our Named Executive Officers participate in broad-based company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees, and we do not provide them with any special health or welfare benefits.

☑	Stock Ownership Policy. We maintain a stock ownership policy that requires our Named Executive Officers to maintain a minimum ownership level of our common stock.	☒	No Post-Employment Tax Payment Reimbursement. We do not provide any contractual tax reimbursement payments (including "gross-ups") on any severance or change-in-control payments or benefits.
☑
Compensation Recovery (“Clawback”) Policy. In the event of a material restatement of our financial results, our executive officers who were subject to Section 16 of the Securities Exchange Act of 1934 may be required to forfeit and repay any incentive-based compensation paid to them during the three fiscal years prior to the restatement.
☒
No Hedging or Pledging of Our Equity Securities. Generally, we prohibit our executive officers, the members of our board of directors and all other employees from hedging or pledging our equity securities.

☑	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide compensation and benefit levels that will attract, motivate, reward and retain a highly talented team of executive officers within the context of responsible cost management;
•Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and
•Align the interests and objectives of our executive officers with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.
Program Design

We structure the annual compensation of our Named Executive Officers using three principal elements: base salary, annual cash bonus opportunities and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.
The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We do not have a specific policy on the percentage allocation between short-term and long-term compensation elements or between cash and equity compensation.
Governance of Executive Compensation Program

Role of the Compensation Committee
The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our Named Executive Officers and the non-employee members of our board of directors. The compensation committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO as well as our other Named Executive Officers. The compensation committee operates pursuant to a written charter, a copy of which is available on the Corporate Governance section of our investor website at http://investors.coupa.com.
The compensation committee makes all decisions regarding the compensation of our Named Executive Officers. In fiscal 2022, the compensation committee retained a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Compensation-Setting Process
The compensation committee evaluates and establishes the target total direct compensation opportunities for our Named Executive Officers. The compensation committee does not use a single method or measure in making its decisions, nor does it establish specific targets for the total direct compensation opportunities of our Named Executive Officers.
When approving each compensation element and the target total direct compensation opportunity for our Named Executive Officers, the compensation committee considers the following factors:
•our performance against the financial and operational objectives established by the compensation committee and our board of directors;
•each individual Named Executive Officer’s skills, experience and qualifications;

•the scope of each Named Executive Officer’s role;
•the performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;
•compensation parity among our Named Executive Officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels; and
•the recommendations provided by our CEO with respect to the compensation of our other Named Executive Officers.
These factors collectively provide the framework for compensation decision-making for each Named Executive Officer, meaning no single factor is determinative in setting pay levels. In addition, the impact of any of the factors on the determination of pay levels is not quantifiable.
Role of Chief Executive Officer
In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our Named Executive Officers (other than with respect to his own compensation).
The compensation committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our Named Executive Officers. Our CEO recuses himself from all discussions and recommendations regarding his own compensation.
Role of Compensation Consultant
In fiscal 2022, the compensation committee engaged an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For fiscal 2022, the compensation committee initially engaged Compensia to advise on our fiscal 2022 executive compensation program and pay levels. Subsequently, the compensation committee engaged Semler Brossy Consulting Group (“Semler Brossy”) to advise it on go-forward executive compensation matters, including competitive market pay practices for our executive officers, along with the data analysis and selection of the compensation peer group. For fiscal 2022, the scope of Compensia’s and Semler Brossy's engagement included:

•the review and analysis of the compensation for our executive officers, including our CEO and our other Named Executive Officers;
•the review of our annual and long-term incentive program designs;
•the periodic review and update of our aggregate equity usage;
•the review of executive compensation trends and regulatory developments;
•the research, review, and update of our compensation peer group; and
•support on other ad hoc matters throughout the year.

The terms of Compensia’s and Semler Brossy's engagements include reporting directly to the compensation committee and the compensation committee chair. Compensia and Semler Brossy also coordinated with our management for data collection and job matching for our executive officers. In fiscal 2022, neither Compensia nor Semler Brossy provided any other services to us. The compensation committee has evaluated the independence of Compensia and Semler Brossy pursuant to the listing standards of the Nasdaq Stock Market and the relevant SEC rules and has determined that neither engagement raises any conflict of interest.
Competitive Data
For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location, and number of employees. The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
During fiscal 2022, the compensation committee used the following compensation peer group to assist with the determination of compensation for our Named Executive Officers:

Alteryx	Paylocity Holding
Anaplan	Proofpoint
Avalara	RingCentral
DocuSign	Splunk
Elastic	The Trade Desk
Guidewire Software	Twilio
HubSpot	Veeva Systems
MongoDB	Workday
Okta	Zendesk
Paycom Software	Zscaler
For fiscal 2022, the compensation peer group was updated to reflect changes in the size and scope of Coupa as well as the peer companies. Avalara, Splunk, and Workday were added to the peer group. The criteria used to identify peer companies was generally consistent with our approach in prior years. The relevance of each peer company was evaluated taking into consideration both industry comparability as well as financial metrics, and companies are not required to meet all selection criteria for inclusion in the peer group.
The compensation committee reviews data drawn from our compensation peer group, as well as data from both a customized version of the Radford Global Technology Executive Compensation survey covering 20 of the peer companies and a broad cut of the survey covering U.S. based technology companies with revenue between $500 million and $1 billion, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities and long-term incentive compensation opportunities. The Radford survey provides compensation market intelligence and is widely used within the technology industry.
While we believe this compensation data provides useful insight into the competitiveness of our compensation packages, the data serves only a reference point and we do not currently target any particular benchmark.

Individual Compensation Elements

In fiscal 2022, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Why We Provide the Element	What the Element is Intended to Reward
Base Salary	•Consistent with competitive practice	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Annual Cash Bonuses	•To link pay and performance •To drive the achievement of annual business objectives •Consistent with competitive practice	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives.
Long-Term Incentive Compensation in the form of PSU and RSU Awards
•To link pay and performance
•To drive the achievement of critical longterm business objectives
•To align executives’ interests with those of stockholders
•To foster the long-term retention of executives
•Consistent with competitive practice
Designed to align the interests of our executives and stockholders by motivating them to create sustainable long-term stockholder value.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly talented individuals.
The compensation committee reviews and determines adjustments to the base salaries for each of our Named Executive Officers as part of its annual executive compensation review. In addition, the base salaries of our Named Executive Officers may be adjusted by the compensation committee in the event of a promotion or significant change in responsibilities.
Generally, the compensation committee determines base salaries after considering the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above. Although our general philosophy is to set base salaries within a competitive range of the market median, the actual positioning is based on the compensation committee’s assessment of the factors described above.
In February 2021, after considering a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own base salary), as well as the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above, the compensation committee determined to adjust the annual base salaries of each of our Named Executive Officers to those of similarly-situated executives in the competitive market. Note that Messrs. Glenn and Tiscornia did not receive adjustments to their base salaries in connection with their promotions in fiscal 2022. The base salaries of our other Named Executive Officers for fiscal 2022, which were effective as of March 1, 2021, were as follows:

Named Executive Officer	Fiscal 2021 Base Salary	Fiscal 2022 Base Salary	Percentage Adjustment
Mr. Bernshteyn	$550,000	$700,000	27.3%
Mr. Tiscornia	*	$315,000	*
Mr. Ford	$425,000	$500,000	17.6%
Mr. Glenn	*	$375,000	*
Mr. Riggs	$325,000	$450,000	38.5%

*Messrs. Glenn and Tiscornia were not Named Executive Officers in fiscal year 2021.
The actual base salaries paid to our Named Executive Officers in fiscal 2022 are set forth in the “Fiscal 2022 Summary Compensation Table” below.
Annual Cash Bonuses
We use performance-based annual cash bonus opportunities to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial, operational, and strategic business objectives. In February 2021, the compensation committee continued the fiscal 2022 annual cash bonus program under the Coupa Software Incorporated Incentive Bonus Plan (the “Fiscal 2022 Bonus Program”) to provide financial incentives for our executive officers to meet or exceed the business objectives established under our fiscal 2022 annual operating plan. Under the Fiscal 2022 Bonus Program, our executive officers, including our Named Executive Officers, were eligible to earn annual cash bonuses based on our corporate and their individual performance as described below.
Target Annual Cash Bonus Opportunities
For purposes of the Fiscal 2022 Bonus Program, the target annual cash bonus opportunities of our executive officers, including our Named Executive Officers, were determined by the compensation committee and expressed as a percentage of their annual base salary. In February 2021, the compensation committee set the target annual cash bonus opportunities for our Named Executive Officers (except for Anthony Tiscornia, who was promoted to Chief Financial Officer in June 2021) for purposes of the Fiscal 2022 Bonus Program.
After considering a variety of factors, including recent increases to bonus opportunities in fiscal 2021, the competitive market analysis prepared by the compensation consultant and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), as well as the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above, the compensation committee determined to increase the target annual cash bonus opportunities for Mr. Ford and Mr. Riggs to bring the amount for each to a level that was comparable to that of similarly-situated executives in the competitive market and to maintain the target annual cash bonus opportunities of our other Named Executive Officers at their Fiscal 2021 levels. The target annual cash bonus opportunities of our Named Executive Officers for fiscal 2022 were as follows:

Named Executive Officer	Fiscal 2021 Target Annual Cash Bonus Opportunity (Percentage of Salary)	Fiscal 2022 Target Annual Cash Bonus Opportunity (Percentage of Salary)	Fiscal 2022 Target Annual Cash Bonus Opportunity (Amount)
Mr. Bernshteyn	100%	100%	$700,000
Mr. Tiscornia	*	35%	$110,250
Mr. Ford	85%	90%	$450,000
Mr. Glenn	*	100%	$375,000
Mr. Riggs	65%	70%	$315,000

*Messrs. Glenn and Tiscornia were not Named Executive Officers in fiscal year 2021.

For purposes of the Fiscal 2022 Bonus Program, the cash bonuses of our Named Executive Officers were weighted 75% on corporate performance and 25% on individual performance. Corporate performance consisted of two metrics—revenue and operating cash flow—that were equally weighted. Each corporate performance metric could pay out only at 0% or 100%. The payout on individual performance was capped at 200% of target. Accordingly, potential bonus payments for our Named Executive Officers under the Fiscal 2022 Bonus Program could range from zero to 125% of their target annual cash bonus opportunity.
Corporate Performance Objectives
For purposes of the Fiscal 2022 Bonus Program, the compensation committee selected revenue and operating cash flow as the corporate performance measures. The compensation committee believed that, for purposes of the Fiscal 2022 Bonus Program, these measures were the most appropriate corporate performance metrics to use because, in its view, they were the best indicators of our successful execution of our annual operating plan and were consistent with the metrics that we report to the public each quarter on our business progress. For purposes of the Fiscal 2022 Bonus Program, “operating cash flow” was defined in accordance with U.S. generally accepted accounting principles. Each measure was equally weighted.
For purposes of the Fiscal 2022 Bonus Program, the compensation committee also set the target performance levels and related bonus payments with respect to each corporate performance measure as follows:

Performance Measure	Target Performance Level	Overall Weighting
Revenue	$705 million	37.5%
Operating Cash Flow	$130 million	37.5%
Individual Performance Objectives
In addition to the corporate performance objectives under the Fiscal 2022 Bonus Program, 25% of the target annual cash bonus opportunities for each of the Named Executive Officers was based on their individual performance for the year. In the case of our CEO, the compensation committee, in consultation with the independent members of our board of directors, reviewed his individual performance, including in relation to the execution of our business plan and the financial, operational, and strategic goals included therein. In the case of our other Named Executive Officers, Mr. Bernshteyn assessed each individual officer’s performance and made a recommendation to the compensation committee. Mr. Bernshteyn’s assessments were primarily subjective, taking into consideration key financial, operational, and strategic objectives over which the Named Executive Officer has responsibility and which we hoped to accomplish in accordance with our fiscal 2022 annual operating plan.
Any bonus payment for over-achievement or under-achievement of individual performance objectives was determined by the compensation committee.
Fiscal 2022 Bonus Decisions
In February 2022, the compensation committee determined that, for fiscal 2022, our total revenue was $725.3 million and our operating cash flow was $168.1 million. Our results for both performance measures exceeded the corresponding corporate performance target levels under the Fiscal 2022 Bonus Program. Based on these results, our CEO recommended, and the compensation committee approved, payment at 100% of target for our executive officers, including our Named Executive Officers, with respect to the corporate performance component of the Fiscal 2022 Bonus Program, which corresponded to 75% of the target annual cash bonus opportunity for each Named Executive Officer.
In addition, in February 2022, our CEO evaluated the individual performance of each of our executive officers (other than his own performance), including each of the other Named Executive Officers, for fiscal 2022 and provided his recommendations to the compensation committee with respect to the individual performance component of the Fiscal 2022 Bonus Program. The compensation committee considered these recommendations, as well as its own assessment of the performance of each executive officer (including our CEO) and the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above, and approved payments with respect to the individual performance component of the Fiscal 2022 Bonus Program as set forth below.

Named Executive Officer	Fiscal 2022 Target Annual Cash Bonus Opportunity	Fiscal 2022 Annual Cash Bonus— Corporate Performance Component	Fiscal 2022 Annual Cash Bonus— Individual Performance Component	Actual Annual Cash Bonus Earned	Actual Annual Cash Bonus Earned (as a Percentage of the Target )
Mr. Bernshteyn	$700,000	$525,000	$175,000	$700,000	100%
Mr. Tiscornia*	$110,250	$47,800	$62,450	$110,250	100%
Mr. Ford	$450,000	$337,500	$112,500	$450,000	100%
Mr. Glenn**	$353,935	$260,185	$93,750	$353,935	100%
Mr. Riggs	$315,000	$236,250	$78,750	$315,000	100%
*The fiscal 2022 Annual Cash Bonus for Mr. Tiscornia was pro-rated given his mid-year appointment as an executive officer in June 2021.

**On March 1, 2021, Mr. Glenn’s annual cash bonus opportunity was revised to be 100% based on corporate and individual performance objectives (consistent with the other Named Executive Officers) and no longer to include a sales commission component. Amount represents portion of Mr. Glenn’s target annual cash bonus opportunity that was based on corporate and individual performance objectives for fiscal 2022. The remainder of Mr. Glenn’s target annual cash bonus opportunity for fiscal 2022 was based on commission-related performance for the month of February 2021, pursuant to which Mr. Glenn received $6,227 based on the achievement of certain specified sales objectives.
The cash bonus payments made to our Named Executive Officers for fiscal 2022 are set forth in the “Fiscal 2022 Summary Compensation Table” below.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain our Named Executive Officers in a highly competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted by the compensation committee. The amount and forms of such equity awards are determined by the compensation committee after considering the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above.
In March 2021, the compensation committee granted equity awards in the form of relative TSR PSU awards and RSU awards to our Named Executive Officers (other than Mr. Tiscornia who became an executive officer in June 2021). Further, the compensation committee determined that the PSU awards and RSU awards should each comprise 50% of the value of each Named Executive Officer’s long-term incentive compensation mix, except in the case of our CEO, for whom PSU awards should comprise 60% and RSU awards should comprise 40% of his long-term incentive compensation mix. By using a mix of PSU awards and RSU awards, the compensation committee sought to balance a high-performance threshold (in the case of PSU awards whose value depends on how our stock performs against an index), while using RSU awards to provide a strong baseline retention incentive. The compensation committee approved the grant of the PSU awards and RSU awards to our Named Executive Officers after considering the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above including grants made to executives at companies in our peer group. Among other factors, the size of these equity awards reflects both the Named Executive Officers’ and our company’s strong performance.

The aggregate equity awards granted to our Named Executive Officers for fiscal 2022 were as follows:

Named Executive Officer	Relative TSR PSU Awards (# of shares at target)	Restricted Stock Unit Awards (# of shares)	Aggregate Grant Date Fair Value
Mr. Bernshteyn	40,584	26,535	$16,536,637
Mr. Tiscornia	*	4,490	$1,116,798
Mr. Ford	16,398	16,082	$8,014,962
Mr. Glenn	6,149	6,031	$3,005,612
Mr. Riggs	7,174	7,036	$3,506,546

*Mr. Tiscornia became an executive officer in June 2021 in connection with his appointment as Chief Financial Officer, and was not granted any PSU awards in fiscal 2022.

The PSU awards granted to our Named Executive Officers are designed to be earned based on our total shareholder return as compared to the NASDAQ Composite Index (the “Index”) over the three-year performance period ending on the third anniversary of the date of grant, subject to the Named Executive Officer’s continuous employment through such date. The number of shares of our common stock that can be earned ranges from 0% to 200% of the target number of shares subject to the award, with the actual number earned determined by comparing our TSR to the Index over the performance period, with 100% of the target number earned if our TSR matches the Index; 200% of the target number earned if our TSR exceeds the Index by 50 percentage points or more; no shares earned if the Index’s performance exceeds our TSR by 50 percentage points or more; and a number of shares determined by straight-line interpolation if our TSR is greater than or less than the Index’s TSR by fewer than 50 percentage point. For purposes of these calculations, the beginning and ending values of our common stock and of the Index are determined based on 30-trading-day averages. For fiscal 2022, the compensation committee modified the design for the relative TSR PSU awards granted to our Named Executive Officers to include a 4x payout cap, which would cap the final payout at 400% of the date of grant stock price. Any shares subject to the PSU award that would otherwise have been earned but that would cause the payout to exceed this 400% cap will be deemed not to have been earned and will not be payable upon settlement of the award.
The RSU awards granted to our Named Executive Officers vest over a four-year period, with 1/16th of the shares of our common stock subject to the award vesting on June 20, 2022 and thereafter 1/16th of the shares vesting on each subsequent September 20th, December 20th, March 20th, and June 20th until the award is fully vested, contingent upon the Named Executive Officer’s continuous service to us through each applicable vesting date.
The equity awards granted to our Named Executive Officers in fiscal 2022 are set forth in the “Fiscal 2022 Summary Compensation Table” and the “Fiscal 2022 Grants of Plan-Based Awards Table” below.
Welfare and Health Benefits
Our executive officers, including our Named Executive Officers, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These health and welfare benefits include medical and dental benefits, life insurance benefits and short-term and long-term disability insurance.
In addition, we maintain a tax-qualified Section 401(k) savings plan that permits our employees, including our executive officers, with the opportunity to save for retirement on a tax-advantaged basis. All participant interests in their contributions are fully vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Participants in the Section 401(k) plan in general are eligible to receive matching company contributions as follows: 100% matching contribution on the first 4% of base salary earnings, up to a maximum of $4,000. The Section 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code.
In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. During fiscal 2022, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Employment Arrangements

We extended offers of employment to our CEO and each of our other Named Executive Officers pursuant to written employment offer letters. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate these individuals into the executive compensation structure, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.
Each of these employment offer letters contained provisions for certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of Coupa. These post-employment compensation provisions have been superseded by severance and change in control agreements which we have entered into with each of our Named Executive Officers.
Post-Employment Compensation Arrangements

In October 2019, each of our Named Executive Officers entered into an amended and restated severance and change in control agreement with us, except Messrs. Glenn and Tiscornia who entered into severance and change in control agreements in February 2021 and June 2021 in connection with their respective appointments as executive officers, pursuant to which each such Named Executive Officer may become entitled to certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of Coupa. These agreements have a three-year term and will expire on October 12, 2022, other than the agreements entered into with Messrs. Glenn and Tiscornia which have a shorter term running from the respective dates of execution to expiration on October 12, 2022.

On March 14, 2022, the Company announced that Mr. Ford, Coupa’s President, Finance & Operations, notified the Company of his intention to transition from his current executive position. Beginning April 1, 2022, Mr. Ford continues to serve the Company in an advisory role.
The compensation committee does not consider the specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.
All payments, benefits and acceleration of vesting of outstanding equity awards in the event of a change in control of Coupa are payable only if there is a subsequent loss of employment by a Named Executive Officer or the refusal of an acquirer to assume or substitute a comparable award for an outstanding equity award (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this “double-trigger” arrangement to protect against the loss of retention value following a change in control of Coupa and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

Historically, we have avoided the use of excise tax “gross-up” provisions relating to a change in control of Coupa and have no such gross-up obligations in place with respect to any of our Named Executive Officers.
For detailed descriptions of the post-employment compensation arrangements we maintain with our Named Executive Officers under the amended and restated severance and change in control agreements, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Equity Awards Grant Policy
Our equity grant policy provides controls with respect to the grant of options to purchase shares of our common stock, restricted stock unit awards that may be settled for shares of our common stock, and other equity awards that may be granted under the terms of our equity incentive plans. Specifically, under our policy:
•Our board of directors or the compensation committee may generally approve the grant of awards at regularly scheduled quarterly meetings or, if appropriate, at a special meeting or by unanimous written consent. The Equity Awards Committee (which has limited authority to grant awards to limited categories of employees) may approve the grant of awards solely by electronic written consent, as specified in its charter.
•Unless otherwise provided for in the policy, all awards (with the exception of options to purchase shares of our common stock) will be granted effective and have a grant date as of the date of approval by the applicable approving body. In the case of options to purchase shares of our common stock granted by our board of directors or the compensation committee at regularly scheduled quarterly meetings, the grant date will be the date of the meeting. In all other cases for options to purchase shares of our common stock, the grant date will be the last trading day of the calendar month in which such award is approved.
•Notwithstanding the foregoing, if either our board of directors or the compensation committee determines that special circumstances require that a grant date be a different date than that specified above, it may select such different date to serve as the grant date. However, under no circumstances will we purposely accelerate or delay the public release of material non-public information in consideration of a pending award to allow the recipient to benefit from such action.
•The exercise price of options to purchase shares of our common stock and similar awards will be equal to the closing price per share of our common stock as reported on the Nasdaq Stock Market on the grant date.
Stock Ownership Policy
Our board of directors has adopted stock ownership guidelines for our Named Executive Officers and the non-employee members of our board of directors. These guidelines are intended to align the financial interests of our Named Executive Officers and the non-employee members of our board of directors with our stockholders by requiring them to acquire and maintain a meaningful ownership interest in our common stock. These guidelines are intended to take into account an individual’s needs for portfolio diversification, while maintaining an ownership interest at levels sufficient to assure our stockholders of management’s commitment to long-term value creation.
Specifically, the guidelines require our Named Executive Officers and the non-employee members of our board of directors to acquire and hold shares of our common stock with an aggregate value at least equal to the following multiple of their annual base salary or cash retainer, as applicable:

Position	Stock Ownership Requirement
Chief Executive Officer	Five times annual base salary
Other Executive Officer	One times annual base salary
Non-Employee Member of Board of Directors	Five times annual cash retainer

Covered individuals have five years from the effective date of the guidelines or, if later, from commencement of service as an executive officer or non-employee member of our board of directors to achieve compliance with the applicable guideline. Thereafter, compliance is assessed annually on January 31st of each year. The value of shares and share equivalents is determined using the 30-day average closing trading price of our common stock prior to the applicable measurement date.
If, at the applicable compliance measurement date, a covered individual does not meet the applicable guideline, then, until he or she is in compliance with the guidelines, he or she will be expected to hold 50% of the net shares acquired thereafter as a result of the exercise, vesting or settlement of any equity award received from us.

Compensation Recovery (“Clawback”) Policy
Our board of directors has adopted a compensation recovery, or “clawback,” policy providing that, in the event of a restatement of financial results due to material non-compliance by Coupa with any financial reporting requirement under the federal securities laws, the compensation committee will review the facts and circumstances that led to the obligation to file the restatement, including whether an executive officer engaged in misconduct that contributed to our obligation to file the restatement, and all incentive-based compensation received by our executive officers during the three fiscal years preceding the date on which our board of directors determines that we are required to prepare a restatement.
If the amount of any such incentive-based compensation would have been lower had the level of achievement of the applicable financial performance metric(s) been calculated based on the restated financial results, the compensation committee, in its sole discretion and to the extent permitted by applicable law, may require that an executive officer repay the incremental portion of such incentive-based compensation.
Policies on Hedging and Pledging
Our insider trading policy, which applies to our employees, including our executive officers, and the non-employee members of our board of directors, prohibits the following:
•Short-sales and selling short against the box with respect to our securities, as well as transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.
•Pledging our securities as collateral for a loan or holding our securities in margin account without the approval of a compliance officer.
Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Internal Revenue Code disallows public companies a federal income tax deduction for remuneration in excess of $1 million paid in any fiscal year to their chief executive officer, chief financial officer and certain other current or former executive officers. As a result of a transition rule applicable to newly public companies, the Section 162(m) deduction limit generally does not apply to compensation paid pursuant to an arrangement that was in existence prior to our initial public offering if certain requirements are met. Notwithstanding the foregoing, because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as the final regulations that the IRS recently issued, no assurance can be given that any compensation paid by us will qualify for the transition relief under Section 162(m) for newly-public companies.

While our compensation committee is mindful of the benefit of deducting compensation, it believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted even though some portion may result in non-deductible compensation expense and, accordingly, it intends to continue to compensate our executive officers, including our Named Executive Officers, in a manner consistent with the best interests of our stockholders even if any portion of such compensation is non-deductible.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock, restricted stock unit awards and performance share unit awards that may be settled for shares of our common stock, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the value actually realized by the recipient of the awards may vary.

COMPENSATION COMMITTEE REPORT
The information contained in the following report of Coupa’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that Coupa specifically incorporates it by reference.
The compensation committee establishes the compensation programs for our Named Executive Officers. In connection with such responsibility, the compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.
In reliance on the review and discussions referred to above, the compensation committee has recommended to the board of directors that this Compensation Discussion and Analysis be incorporated by reference into the Annual Report on Form 10-K for the year ended January 31, 2022 and included in this Proxy Statement.
Submitted by the Compensation Committee
Frank van Veenendaal, Chair
Tayloe Stansbury
Scott Thompson
FISCAL 2022 SUMMARY COMPENSATION TABLE
The following table sets forth information regarding the compensation of our chief executive officer, chief financial officer and our three other executive officers during our fiscal year ended January 31, 2022. We refer to these individuals as our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)	Total ($)
Robert Bernshteyn	2022	687,500	175,000	(4)	16,536,637	(5)	0	525,000	(6)	4,000	17,928,137
Chief Executive Officer, Director, and Chair of the Board	2021	545,833	151,250		14,965,239		0	412,500		4,000	16,078,822
	2020	493,750	325,000		7,150,812		2,363,290	250,000		4,000	10,586,852

Anthony Tiscornia	2022	312,917	62,450	(4)	1,116,798	(5)	0	47,800	(6)	4,000	1,543,965
Chief Financial Officer(10)

Todd Ford	2022	493,750	112,500	(4)	8,014,962	(5)	0	337,500	(6)	4,000	8,962,712
President, Finance & Operations(8)	2021	422,917	100,000		3,992,211		0	270,938		4,000	4,790,065
	2020	397,917	180,000		2,634,485		870,706	150,000		4,000	4,237,108

Robert Glenn	2022	367,917	93,750	(4)	3,005,612	(5)	0	266,412	(6),(7)	4,000	3,737,690
EVP, Global Sales(9)

Mark Riggs	2022	439,583	78,750	(4)	3,506,546	(5)	0	236,250	(6)	4,000	4,265,130
Chief Customer Officer	2021	322,917	75,000		1,746,518		0	158,438		4,000	2,306,873
	2020	297,917	100,000		752,737		248,785	90,000		4,000	1,493,439

(1)Each Named Executive Officer received a salary adjustment effective March 1, 2021 as follows: Mr. Bernshteyn—annual salary increased from $550,000 to $700,000; Mr. Ford—$425,000 to $450,000; Mr. Glenn—$290,000 to $375,000; Mr. Riggs—$325,000 to $450,000; and Mr. Tiscornia—$290,000 to $315,000.

(2)The amounts in this column represent the aggregate grant date fair value of equity awards granted to the Named Executive Officer in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The grant date fair value of our PSU awards, which are market-based awards, was determined using a Monte Carlo simulation approach. See Note 12 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 16, 2022 for a discussion of the assumptions made in determining the grant date fair value of our equity awards.
(3)Reflects 401(k) matching contributions made by Coupa under an employer matching program available to all participating employees.
(4)Reflects amounts paid pursuant to our fiscal 2022 bonus program based on the officer’s individual performance as described in greater detail in the “Individual Performance Objectives” section of the “Compensation Discussion & Analysis” above.
(5)During fiscal 2022, each Named Executive Officer received an RSU award and a PSU award. The grant date fair value of each PSU award reflects performance achievement at target level, and was calculated using a Monte Carlo simulation approach, which utilizes multiple input variables to estimate the probability of meeting the relative TSR performance objectives established for the award, including the expected volatility of our stock price relative to the NASDAQ Composite Index at the end of the three-year performance period. The aggregate grant date fair value of a PSU award (computed in accordance with FASB ASC Topic 718) in the event of maximum achievement would be 200% of the grant date fair value presented.
(6)Reflects amounts paid pursuant to our fiscal 2022 bonus program based on the achievement of corporate operating measures as described in greater detail in the “Corporate Performance Objectives” section of the “Compensation Discussion & Analysis” above.
(7)In addition to the amount described in footnote 6, this amount includes $6,227 in sales commissions earned in February 2021.
(8)Todd Ford was promoted from Chief Financial Officer to President, Finance & Operations effective June 4, 2021.
(9)Robert Glenn was promoted to EVP, Global Sales effective February 1, 2021, and as a result became a Named Executive Officer for the first time in fiscal 2022.
(10)Anthony Tiscornia was promoted to Chief Financial Officer effective June 4, 2021 and as a result became a Named Executive Officer for the first time in fiscal 2022.

FISCAL 2022 GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information regarding each plan-based award granted to our Named Executive Officers during our 2022 fiscal year.

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Bernshteyn	—	262,500	525,000	525,000	—	—	—	—	—
	3/19/2021	—	—	—	—	40,584	81,168	—	9,936,587
	3/19/2021	—	—	—	—	—	—	26,535	6,600,051
Anthony Tiscornia	—	23,900	47,800	47,800	—	—	—	—	—
	3/19/2021	—	—	—	—	—	—	4,490	1,116,798
Todd Ford	—	168,750	337,500	337,500	—	—	—	—	—
	3/19/2021	—	—	—	—	16,398	32,796	—	4,014,886
	3/19/2021	—	—	—	—	—	—	16,082	4,000,076
Robert Glenn	—	130,092	260,185	260,185	—	—	—	—	—
	3/19/2021	—	—	—	—	6,149	12,298	—	1,505,521
	3/19/2021	—	—	—	—	—	—	6,031	1,500,091
Mark Riggs	—	118,125	236,250	236,250	—	—	—	—	—
	3/19/2021	—	—	—	—	7,174	14,348	—	1,756,482
	3/19/2021	—	—	—	—	—	—	7,036	1,750,064

1.Each Named Executive Officer participated in our fiscal 2022 bonus program under our Incentive Bonus Plan. As described in the “Corporate Performance Objectives” section of “Compensation Discussion and Analysis” above, 75% of each Named Executive Officer’s target annual cash bonus opportunity was to be earned based on the achievement of two corporate operating measures (with the two measures weighted evenly), and the remaining 25% of each officer’s target annual cash bonus opportunity was to be earned based on the Named Executive Officer’s individual performance. The amounts shown in this table correspond only to the amounts payable based on the achievement of two corporate operating measures. The amount in the “threshold” column reflects achievement of only one of the measures, and the amount in the “target” column reflects achievement of both measures, in each case without giving effect to any amount payable in respect of individual performance. The maximum payment is the same as the target payment because each measure was designed to pay out only at 0% or 100%. The actual amount paid to each Named Executive Officer pursuant to the achievement of the corporate measures is reflected in the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2022 Summary Compensation Table.

2.Represents performance stock units, or PSUs, granted under our 2016 Equity Incentive Plan. Shares of our common stock may be earned by our Named Executive Officers pursuant to such awards based on our total shareholder return as compared to the NASDAQ Composite Index over the three-year performance period ending on the third anniversary of the date of grant, subject to the Named Executive Officer’s continuous employment through such date. The number of shares that could be earned will range from 0% to 200% of the target number of PSUs subject to the award, depending on the performance of our common stock in relation to the NASDAQ Composite Index. If our total shareholder return matches the NASDAQ Composite Index, the Named Executive Officer will earn a number of shares equal to 100% of the target number of PSUs subject to the award. If our total shareholder return is 50 percentage points or more greater than the return of the NASDAQ Composite Index during the relevant performance period, the Named Executive Officer will earn a number of shares equal to 200% of the target number of PSUs subject to the award.
3.Represents restricted stock units, or RSUs, granted under our 2016 Equity Incentive Plan. These awards vest in equal quarterly installments over four years of service, with the first installment vesting on June 20, 2021. For information regarding the vesting acceleration provisions applicable to our Named Executive Officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” below.
4.The amounts in this column represent the aggregate grant date fair value of equity awards granted to the Named Executive Officer computed in accordance with FASB ASC Topic 718. See Note 12 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on March 16, 2022, for a discussion of the assumptions made in determining the grant date fair value of our equity awards. The grant date fair value of each PSU award reflects performance achievement at target level, and has been calculated using a Monte Carlo simulation, which utilizes multiple input variables to estimate the probability of meeting the relative TSR performance objectives established for the award, including the expected volatility of our stock price relative to the NASDAQ Composite Index at the end of the three-year performance period. The aggregate grant date fair value of a PSU award (computed in accordance with FASB ASC Topic 718) in the event of maximum achievement would be 200% of the grant date fair value presented.
OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END TABLE
The following table sets forth information regarding each unexercised stock option and restricted stock units held by each of our Named Executive Officers as of January 31, 2022.
The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to our Named Executive Officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” below.
Some of the options granted to our Named Executive Officers are immediately exercisable with respect to all of the underlying shares, subject to our right of repurchase in the event the officer’s service terminates prior to vesting in the shares. We refer to shares that would be subject to our right of repurchase upon exercise as “unvested shares” and those that are no longer subject to our right of repurchase as “vested shares” in the "Option Awards" column below.

	Option Awards							Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Robert Bernshteyn	9/8/2016	377,097	(2), (3)	—	—	13.04	9/7/2026	—		—
	3/20/2017	158,462	(2)	—	—	23.70	3/15/2027	—		—
	3/20/2018	320,794	(2), (3)	13,948	—	48.47	3/19/2028	—		—
	3/20/2018	—		—	—	—	—	5,287	(4)	709,885
	3/20/2019	40,035	(2)	16,486	—	94.47	3/19/2029	—		—
	3/20/2019	—		—	—	—	—	23,655	(4)	3,176,157
	3/20/2020	—		—	—	—	—	49,406	(5), (6)	6,633,744
	3/20/2020	—		—	—	—	—	23,866	(4)	3,204,488
	3/20/2021	—		—	—	—	—	40,584	(5), (7)	5,449,214
	3/20/2021	—		—	—	—	—	21,560	(4)	2,894,861
Anthony Tiscornia	3/20/2018	—		—	—	—	—	860	(4)	115,472
	3/20/2019	—		—	—	—	—	3,008	(4)	403,884
	3/20/2020	—		—	—	—	—	3,825	(4)	513,583
	3/20/2021	—		—	—	—	—	3,649	(4)	489,951
Todd Ford	3/20/2017	7,435	(2)	—	—	23.70	3/15/2027	—		—
	3/20/2018	21,383	(2)	2,851	—	48.47	3/19/2028	—		—
	3/20/2018	—		—	—	—	—	1,909	(4)	256,321
	3/20/2019	6,074	(2)	6,074	—	94.47	3/19/2029	—		—
	3/20/2019	—		—	—	—	—	8,715	(4)	1,170,163
	3/20/2020	—		—	—	—	—	10,979	(5), (8)	1,474,150
	3/20/2020	—		—	—	—	—	7,955	(4)	1,068,118
	3/20/2021	—		—	—	—	—	16,398	(5), (9)	2,201,759
	3/20/2021	—		—	—	—	—	13,067	(4)	1,754,506
Robert Glenn	6/2/2014	2,605	(2)	—	—	2.72	8/27/2024	—		—
	2/1/2016	7,750	(2)	—	—	7.88	2/3/2026	—		—
	2/1/2016	7,500	(2)	—	—	7.88	3/1/2026	—		—
	3/20/2018	—		—	—	—	—	1,145	(4)	153,739
	3/20/2018	—		—	—	—	—	191	(4)	25,646
	3/20/2019	—		—	—	—	—	2,506	(4)	336,481
	3/20/2020	—		—	—	—	—	2,677	(4)	359,441
	3/20/2020	—		—	—	—	—	3,060	(4)	410,866
	3/20/2021	—		—	—	—	—	6,149	(5), (10)	825,626
	3/20/2021	—		—	—	—	—	4,901	(4)	658,057
Mark Riggs	11/30/2017	1,289		—	—	35.43	11/29/2027	—		—
	3/20/2018	1,427	(2)	571	—	48.47	3/19/2028	—		—
	3/20/2018	—		—	—	—	—	382	(4)	51,291
	3/20/2019	3,510	(2)	1,736	—	94.47	3/19/2029	—		—
	3/20/2019	—		—	—	—	—	2,490	(4)	334,332
	3/20/2020	—		—	—	—	—	4,803	(5), (11)	644,899
	3/20/2020	—		—	—	—	—	3,481	(4)	467,394
	3/20/2021	—		—	—	—	—	7,174	(5), (12)	963,253
	3/20/2021	—		—	—	—	—	5,717	(4)	767,622

(1)In accordance with SEC rules, market value is based on $134.27 per share, the closing price of our common stock on the last trading day of the fiscal year.
(2)Option vests over four years of service from the vesting commencement date specified above, with 1/48th of the option shares vesting monthly.
(3)Option was also subject to a performance condition, which has been achieved.
(4)Represents the unvested portion of an RSU award that vests over four years of service from the vesting commencement date specified above, with 1/16th of the RSUs vesting quarterly.

(5)Represents the number of shares issuable pursuant to a PSU award assuming performance conditions are achieved at 100% target. The number of shares that could be earned will range between 0% and 200% of the target number of PSUs subject to the award, depending on the relative change of the per share price of the common stock of the Company compared to the change in the Nasdaq Composite Index for the period beginning on the date of grant and ending on the three-year anniversary of the grant date.
(6)As of January 31, 2022, Mr. Bernshteyn has a target of 49,406 shares.
(7)As of January 31, 2022, Mr. Bernshteyn has a target of 40,584 shares.
(8)As of January 31, 2022, Mr. Ford has a target of 10,979 shares.
(9)As of January 31, 2022, Mr. Ford has a target of 16,398 shares.
(10)As of January 31, 2022, Mr. Glenn has a target of 6,149 shares.
(11)As of January 31, 2022, Mr. Riggs has a target of 4,803 shares.
(12)As of January 31, 2022, Mr. Riggs has a target of 7,174 shares.
FISCAL 2022 OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth the number of shares our Named Executive Officers acquired upon exercise of options and vesting of restricted stock units during fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Robert Bernshteyn	500,000	119,927,625	60,504	13,600,318
Anthony Tiscornia	—	—	9,208	2,071,477
Todd Ford	—	—	23,888	5,381,457
Robert Glenn	—	—	12,093	2,719,506
Mark Riggs	6,508	1,419,535	9,993	2,221,742

(1)Value realized is based on the closing price of our common stock on the date of exercise less the exercise price multiplied by the number of shares acquired upon option exercise.
(2)Value realized is based on the closing price of our common stock on the vesting date multiplied by the number of RSUs vested.
FISCAL 2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL BENEFITS
Severance Benefits

In October 2019, each of our Named Executive Officers entered into an amended and restated severance and change in control agreement, except Messrs. Glenn and Tiscornia who entered into severance and control agreements in February 2021 and June 2021 in connection with their respective appointments as executive officers, pursuant to which each such Named Executive Officer may become entitled to severance payments and benefits in the event of certain qualifying terminations of employment. The amended and restated severance and change in control agreements will terminate automatically on October 12, 2022.
Pursuant to his severance and change in control agreement, if Mr. Bernshteyn’s employment is terminated by us without cause or he resigns for good reason (other than in connection with a change in control), he is eligible to receive a lump sum cash payment equal to 12 months of his base salary and 100% of his target bonus, plus payment or reimbursement of premiums for continued health insurance under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for a period of up to 12 months. However, if such termination or resignation occurs within three months prior to or 12 months after a change in control, Mr. Bernshteyn is eligible to receive a lump sum cash payment equal to 18 months of his base salary and 150% of his target bonus, plus payment or reimbursement of COBRA premiums for a period of up to 18 months.

If the employment of one of our other Named Executive Officers is terminated by us without cause (other than in connection with a change in control), such Named Executive Officer is eligible to receive a lump sum cash payment equal to six months of the officer’s base salary, plus payment or reimbursement of COBRA premiums for a period of up to six months. However, if such Named Executive Officer employment is terminated by us without cause or such officer resigns for good reason, in either case within three months prior to or 12 months after a change in control, the Named Executive Officer will be eligible to receive a lump sum cash payment equal to 12 months of his base salary and 100% of his target bonus, plus payment or reimbursement of COBRA premiums for a period of up to 12 months.

In addition, in the event any of our Named Executive Officers is terminated by us without cause or resigns for good reason within three months prior to or 12 months after a change in control, such Named Executive Officer's outstanding equity awards will accelerate as described in the section entitled “Equity Acceleration” below.
These severance payments and benefits are contingent on the Named Executive Officer’s execution of a release of claims and, if requested, resignation from our board of directors.
Equity Acceleration

Unless we provide otherwise when an equity award is granted, vesting of the equity awards granted to our Named Executive Officers will accelerate in full in the event the employment of the officer is terminated by us without cause or the officer resigns for good reason, in either case within three months prior to, or 12 months after, a change in control. In the case of equity awards subject to performance conditions granted prior to fiscal 2021, vesting will be determined at the greater of actual performance or based on “target” levels of achievement. In the case of the PSU awards granted to our Named Executive Officers in fiscal 2022, accelerated vesting will only be determined by actual performance, not the greater of actual performance or based on “target” levels of achievement. In addition, pursuant to the 2016 Equity Incentive Plan, outstanding awards held by any active service provider could accelerate in full if it is not continued, assumed or substituted with an equivalent award in connection with a change in control.
For purposes of the severance and acceleration payments and benefits described above, the terms “cause,” “change in control” and “good reason” have the following meanings:
•“Cause” means an officer’s unauthorized use or disclosure of our confidential information or trade secrets which causes material harm, material breach of any agreement with us, material failure to comply with our written policies or rules, conviction of a felony, gross negligence or willful misconduct, continuing failure to perform assigned duties or failure to cooperate in good faith with a governmental or internal investigation.
•“Good Reason” means a substantial adverse change in the officer’s responsibilities, authority, powers, functions or duties, a material reduction in the officer’s base salary, a substantial reduction in benefits other than certain across-the-board reductions, or a requirement that the officer relocate more than 50 miles.
•“Change in control” means a sale of all or substantially all our assets, consummation of a merger of the company with or into another entity if our capital stock represents less than 50% of the voting power of the surviving entity or its parent, the acquisition by any person of ownership of more than 50% of our voting stock, or certain changes in the composition of our board of directors.

The following table reflects the potential payments and benefits to which each of our Named Executive Officers would be entitled in two hypothetical scenarios. Each scenario assumes that the Named Executive Officer’s employment has been terminated by us without cause (or the Named Executive Officer has resigned for good reason, in some cases) on January 31, 2022, i.e., the last day of our 2022 fiscal year. The second scenario also assumes that a change in control has occurred on the same date.

Name	Cash Severance(1) ($)	COBRA Premiums(2) ($)	Equity Acceleration(3) ($)	Total ($)
Robert Bernshteyn
Involuntary Termination(4), no Change in Control	1,400,000	33,000	—	1,433,000
Involuntary Termination(4), with Change in Control	2,100,000	49,500	23,921,229	26,070,729
Anthony Tiscornia
Termination without Cause, no Change in Control	157,500	16,500	—	174,000
Involuntary Termination(4), with Change in Control	425,250	33,000	1,522,890	1,981,140
Todd Ford
Termination without Cause, no Change in Control	250,000	16,500	—	266,500
Involuntary Termination(4), with Change in Control	950,000	33,000	8,411,379	9,394,379
Robert Glenn
Termination without Cause, no Change in Control	187,500	16,500	—	204,000
Involuntary Termination(4), with Change in Control	750,000	33,000	2,769,855	3,552,855
Mark Riggs
Termination without Cause, no Change in Control	225,000	16,500	—	241,500
Involuntary Termination(4), with Change in Control	765,000	33,000	3,346,875	4,144,875

(1)Cash severance is an amount equal to the Named Executive Officer’s base salary for a specified number of months, plus, in some cases, a specified percentage of the Named Executive Officer’s target bonus amount, in each case as described in more detail above.
(2)We have assumed for each Named Executive Officer, solely for purposes of these calculations, that the amount payable for COBRA premiums would be $2,750 per month.
(3)Reflects the number of stock options, PSUs and/or RSUs that would have vested on January 31, 2022 under each scenario, multiplied by the closing price of a share of our common stock on January 31, 2022, less (in the case of options) the exercise price per share. The number of PSUs that would have vested is determined by comparing the total shareholder return of Coupa common stock against the return of the Nasdaq Composite Index during the period from the date of grant until January 31, 2022. The total shareholder return of Coupa common stock was less than 50% of the Nasdaq Composite Index return, so 0% of the shares subject to each PSU award would have vested.
(4)“Involuntary termination” refers to either (a) termination by us of the Named Executive Officer’s employment without cause or (b) the Named Executive Officer’s resignation for good reason.
CEO PAY RATIO DISCLOSURE
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Robert Bernshteyn (our “CEO”):
For fiscal 2022:
•the median of the annual total compensation of our employees was $157,588;
•the annual total compensation of our CEO was $17,928,137; and
•the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees was 114 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We identified the employee with compensation at the median of the annual total compensation of all our employees using the following methodology:
In determining our employee population, we considered the individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on January 31, 2022, whether employed on a full-time, part-time, seasonal or temporary basis. We did not include any contractors or other non-employee workers in our employee population. Thus, our employee population used to determine our median employee, after taking into consideration the adjustments described above, consisted of 3,107 individuals.
To identify our median employee, we chose to use base wages and target variable cash compensation for the 12-month period from February 1, 2021 through January 31, 2022. For simplicity, we calculated annual base pay using a reasonable estimate of the hours worked during 2021 for hourly employees and actual salary paid for our remaining employees.
For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the average applicable exchange rates in effect during January 2022. For permanent employees hired during fiscal 2022, we annualized their salary or base pay as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustments.
Once we determined our median employee, we then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the Fiscal 2022 Summary Compensation Table as set forth in this proxy statement.
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices.

PROPOSAL THREE - ADVISORY (NON-BINDING) VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with SEC rules, stockholders are being asked to vote to approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This is commonly referred to as a “Say-on-Pay” proposal.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” the principal objectives and philosophy of our executive compensation programs are to attract, fairly compensate, appropriately incentivize, and retain our executives in a manner that aligns their long-term interests with those of our stockholders.
We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosure includes “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.
Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to Coupa’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
This vote is advisory and therefore not binding on our Board or our compensation committee. Our Board and compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider those stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

PROPOSAL #3	TO APPROVE (ON AN ADVISORY BASIS) THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JANUARY 31, 2022.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of January 31, 2022 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2) (#)
Equity compensation plans approved by stockholders(3)	3,973,901	23.82	15,008,764
Equity compensation plans not approved by stockholders	—	—	—
Total	3,973,901	23.82	15,008,764

(1)The weighted average exercise price is calculated based solely on the exercise price of outstanding stock options.
(2)This information is with respect to the 2006 Stock Plan (the “2006 Plan”), the 2016 Equity Incentive Plan (the “2016 Plan”) and the 2016 Employee Stock Purchase Plan (the “2016 ESPP”). The 2016 Plan is the successor to and continuation of the 2006 Plan. As of the effective date of our initial public offering, no additional awards were to be granted under the 2006 Plan, but all stock awards granted under the 2006 Plan remain subject to their existing terms. Included in this column are 12,682,224 shares available for future issuance under the 2016 Plan, and 2,326,540 shares available for future issuance under the 2016 ESPP. This column does not reflect 3,753,006 shares that were added to the 2016 Plan and 750,601 shares that were added to the 2016 ESPP at the beginning of the 2023 fiscal year pursuant to the stockholder approved "evergreen" provisions of such plans. Pursuant to such provisions, the number of shares reserved for issuance under (a) the 2016 ESPP automatically increases on the first business day of each fiscal year during the term of the 2016 ESPP, by a number equal to the least of (x) 1% of the total number of shares of common stock actually issued and outstanding on the last business day of the prior fiscal year, (y) 1,250,000 shares, or (z) a number determined by our Board; and (b) the 2016 Plan automatically increases on the first business day of each fiscal year during the term of the 2016 Plan by a number equal to the lesser of (x) 5% of the total number of shares of common stock actually issued and outstanding on the last day of the prior fiscal year or (y) a number determined by our Board.
(3)All of our equity compensation plans have been approved by stockholders.

Stock Ownership Information
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2022 for:
•each of our Named Executive Officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.
We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 75,067,221 shares of common stock outstanding at March 15, 2022. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or that will become exercisable or vested within 60 days of March 15, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Coupa Software Incorporated, 1855 S. Grant Street, San Mateo, CA 94402.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
Named Executive Officers and Directors:
Robert Bernshteyn(1)	1,157,835	1.5%
Anthony Tiscornia(2)	4,697	*
Todd Ford(3)	71,485	*
Mark Riggs(4)	9,355	*
Robert Glenn(5)	25,660	*
Roger Siboni(6)	46,982	*
Michelle Brennan(7)	625	*
Leslie Campbell(8)	163,139	*
Tayloe Stansbury(9)	10,947	*
Scott Thompson(10)	65,846	*
Frank van Veenendaal(11)	101,161	*
Kanika Soni(12)	—	*
All Executive Officers and Directors as a Group (11 persons)(13)	1,657,732	2.2%
5% Stockholders:
T. Rowe Price Associates, Inc.(14)	9,717,297	12.9%
The Vanguard Group(15)	6,732,757	9.0%
BlackRock, Inc.(16)	5,694,669	7.6%
Viking Global Investors LP(17)	4,168,030	5.6%

*Less than 1 percent.

(1)Consists of (i) 238,967 shares of common stock held by Mr. Bernshteyn, (ii) 14,328 shares of common stock issuable to Mr. Bernshteyn pursuant to RSU awards that vest within 60 days of March 15, 2022 and (iii) 904,540 shares of common stock issuable to Mr. Bernshteyn pursuant to options exercisable within 60 days of March 15, 2022.
(2)Consists of (i) 2,529 shares of common stock held by Mr. Tiscornia, (ii) 2,168 shares of common stock issuable to Mr. Tiscornia pursuant to RSU awards that vest within 60 days of March 15, 2022.
(3)Consists of (i) 29,193 shares of common stock held by Mr. Ford, (ii) 5,541 shares of common stock issuable to Mr. Ford pursuant to RSU awards that vest within 60 days of March 15, 2022 and (iii) 36,751 shares of common stock issuable to Mr. Ford pursuant to options exercisable within 60 days of March 15, 2022.
(4)Consists of (i) 1,013 shares of common stock held by Mr. Riggs, (ii) 1,707 shares of common stock issuable to Mr. Riggs pursuant to RSU awards that vest within 60 days of March 15, 2022 and (iii) 6,635 shares of common stock issuable to Mr. Riggs pursuant to options exercisable within 60 days of March 15, 2022.
(5)Consists of (i) 5,292 shares of common stock held by Mr. Glenn, (ii) 2,513 shares of common stock issuable to Mr. Glenn pursuant to RSU awards that vest within 60 days of March 15, 2022. and (iii) 17,855 shares of common stock issuable to Mr. Glenn pursuant to options exercisable within 60 days of March 15, 2022.
(6)Consists of (i) 10,947 shares of common stock held by Mr. Siboni and (ii) 36,035 shares of common stock issuable to Mr. Siboni pursuant to options exercisable within 60 days of March 15, 2022.
(7)Consists of 625 shares of common stock held by Ms. Brennan.
(8)Consists of (i) 31,814 shares of common stock held by Ms. Campbell, (ii) 110,325 shares of common stock issuable to Ms. Campbell pursuant to options exercisable within 60 days of March 15, 2022 and (iii) 21,000 shares of common stock issuable to the Leslie C.G. Campbell 2020 Irrevocable Trust pursuant to options exercisable within 60 days of March 15, 2022.
(9)Consists of 10,947 shares of common stock held by Mr. Stansbury.
(10)Consists of (i) 10,947 shares of common stock held by Mr. Thompson and (ii) 54,899 shares of common stock issuable to Mr. Thompson pursuant to options exercisable within 60 days of March 15, 2022.
(11)Consists of (i) 1,640 shares of common stock held by Mr. van Veenendaal, (ii) 11,314 shares of common stock held by Frank van Veenendaal 2016 Grantor Retained Annuity Trust, (iii) 11,314 shares of common stock held by Leslie van Veenendaal 2016 Grantor Retained Annuity Trust and (iv) 76,893 shares of common stock held by van Veenendaal Revocable Trust.
(12)Ms. Soni is a director nominee and currently does not hold any shares in the Company.
(13)Includes 1,214,297 shares of common stock issuable pursuant to RSUs and options exercisable within 60 days of March 15, 2022 held by 11 executive officers and directors as a group.
(14)Based solely on information reported on a Schedule 13G/A filed with the SEC on February 14, 2022 and which information may not be current as of March 15, 2022, T. Rowe Price Associates, Inc. has sole voting power over 2,763,008 shares of common stock and sole dispositive power over 9,717,297 shares of common stock. The address of the reporting parties is 100 E. Pratt Street, Baltimore, MD 21202.

(15)Based solely on information reported on a Schedule 13G/A filed with the SEC on February 9, 2022 and which information may not be current as of March 15, 2022, The Vanguard Group has shared voting power over 70,585 shares of common stock, sole dispositive power over 6,572,313 shares of common stock and shared dispositive power over 160,444 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(16)Based solely on information reported on a Schedule 13G/A filed with the SEC on February 10, 2022 and which information may not be current as of March 15, 2022, BlackRock, Inc. has sole voting power over 5,165,941 shares of common stock and sole dispositive power over 5,694,469 shares of common stock. The address of the reporting person is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.
(17)Based solely on information reported on a Schedule 13G/A filed with the SEC on February 14, 2022 and which information may not be current as of March 15, 2022. Viking Global Investors LP has shared voting power over 4,168,030 shares of common stock and shared dispositive power over 4,168,030 shares of common stock. The address of the reporting persons is 55 Railroad Avenue, Greenwich, CT 06830.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons, we believe that during our fiscal year ended January 31, 2022, all Section 16(a) filing requirements were satisfied on a timely basis, except with respect to three transactions by Michelle Brennan that were not timely reported due to an inadvertent failure to file required Form 4 reports, and which were instead reported on Form 5.

Certain Relationships and Related Party Transactions
TRANSACTIONS SINCE BEGINNING OF FISCAL 2022
In addition to the compensation arrangements with our directors and executive officers described elsewhere in this proxy statement, the following is a description of each transaction since February 1, 2021 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeds or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.
Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board.
We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.
Change in Control Arrangements

Certain of our executive officers have agreements in place that provide for certain benefits in the event of a change in control. For more information regarding these benefits, see "Executive Compensation—Severance and Change in Control Benefits."

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
We have adopted a formal policy that our executive officers, directors, beneficial owners of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee considers the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction.
Jordan Ford, the son of Todd Ford, our former President, Finance and Operations, who beginning April 1, 2022 transitioned to a non-executive advisor role, has been employed by us since March 22, 2021. Jordan Ford serves as a Senior Financial Analyst. During Fiscal 2022, Jordan Ford had a total cash and other compensation of $194,752, however $97,532 of that amount represents the grant date fair value of RSUs, which are subject to four years of vesting, calculated in accordance with FASB ASC Topic No. 718.
The compensation level for Jordan Ford was comparable to the compensation paid to employees in similar positions that were not related to our executive officers. They were also eligible for equity awards on the same general terms and conditions as other employees in similar positions who were not related to our executive officers.

Procedural Matters
ANNUAL MEETING
The Annual Meeting will be held exclusively by webcast at www.virtualshareholdermeeting.com/COUP2022.
You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 29, 2022. You should login to the Annual Meeting beginning at approximately 11:45 a.m. Pacific Time on the date of the Annual Meeting. The meeting will begin promptly at 12:00 p.m. Pacific Time.
Holders of record of our common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. As of the Record Date, we had 75,518,523 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Coupa will be entitled to one vote for each share of common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors.
At the Annual Meeting, stockholders will be asked to vote:
(1)To elect the three nominees identified in this proxy statement to serve as Class III directors until the annual meeting held in 2025 and until their successors are duly elected and qualified;
(2)To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023; and
(3)To approve named executive officer compensation (on an advisory basis) for the fiscal year ending January 31, 2023.
The votes required to approve the proposals are as follows:
•Proposal One—The election of directors requires a plurality vote of the shares of common stock voted in person or by proxy at the meeting. "Plurality" means that the three nominees who receive the largest number of votes cast "FOR" such nominees are elected as directors. As a result, any shares not voted "FOR" the nominee (whether as a result of withholding or a broker non-vote) will not be counted in the nominee's favor. You may vote "FOR" or "WITHHOLD" on each of the nominees for election as a director.
•Proposal Two—The affirmative vote of a majority in voting power of all votes cast by holders of stock present or represented at the meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Abstentions will have no effect on the outcome of this proposal.
•Proposal Three—The affirmative vote of a majority in voting power of all votes cast by holders of stock present or represented at the meeting is required to approve (on an advisory basis) named executive officer compensation. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors unanimously recommends that you vote your shares:
•FOR the nominees for election as Class III directors;
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2023; and
•FOR the approval (on an advisory basis) of our named executive officer compensation.

VOTING
Stockholders of record—If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the "stockholder of record," and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the Annual Meeting.
Beneficial owners of shares held in "street name"—Many Coupa stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the "beneficial owner" of shares held in "street name." The Notice was forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.
As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
Permitted Voting Methods

Shares held in your name as the stockholder of record may be voted electronically at the Annual Meeting. Shares held beneficially in street name may be voted at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card, if you have requested one, or follow the voting directions described below, so that your vote will be counted if you later decide not to attend the meeting.
Stockholder of record—If you are a stockholder of record, there are three ways to vote without attending the Annual Meeting:
•Via the Internet—You may vote by proxy via the Internet by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by following the instructions provided in the proxy card.
•By Telephone—You may vote by proxy via telephone by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials via mail, by calling the toll-free number found on the proxy card.
•By Mail—If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
Beneficial owners of shares held in "street name"—If you are a beneficial owner holding shares through a bank, broker or other nominee, please refer to your Notice or other information forwarded by your bank or broker to see which voting options are available to you.

Quorum; Abstentions and Broker Non-Votes

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our amended and restated certificate of incorporation, or bylaws, and the General Corporation Law of the State of Delaware. The presence, in person or by proxy, of a majority of the aggregate voting power of the issued and outstanding shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. Except as otherwise expressly provided by our certificate of incorporation, or bylaws, the holders of shares of common stock will vote together as a single class on all matters submitted to a vote of the stockholders of Coupa. Each holder of common stock will have the right to one vote per share of common stock. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted ("withhold" or "abstain," as applicable) with respect to a particular matter.
Under the General Corporation Law of the State of Delaware and our bylaws, abstentions and broker "non-votes" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
In the event you fail to give proper voting instructions:
Stockholder of record—If you are a stockholder of record and you:
•indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or
•sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
If you are a stockholder of record and you do not return a proxy card and do not vote your shares, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
Beneficial owners of shares held in "street name"—If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."
Brokerage Firms
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the following "non-routine" matters absent direction from you: the election of directors and the advisory vote on executive compensation.
Please note that brokers may not vote your shares on the election of directors or the approval (on an advisory basis) of our named executive officer compensation in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Additional Matters
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Revocation of Vote

Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.
If you are a stockholder of record, you may change your vote by (i) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (ii) by attending the Annual Meeting and voting electronically (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by later making a timely and valid Internet or telephone vote.
If you are a beneficial owner of shares held in street name, you may change your vote (i) by submitting new voting instructions to your broker, trustee or other nominee or (ii) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting.
Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent so as to be delivered to our principal executive offices, Attention: Corporate Secretary.
Confidentiality

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Coupa or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
Results

We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a current report on Form 8-K within four business days after the Annual Meeting.
COSTS OF SOLICITATION
The company will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Coupa may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

INSPECTOR OF ELECTIONS
The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.
ADDITIONAL INFORMATION ABOUT THE PROXY MATERIALS
In accordance with SEC rules, we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. Beginning on or about April 13, 2022, we will mail to our stockholders of record a "Notice of Internet Availability of Proxy Materials" that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained at www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, fees, and impact on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders should send their requests to our principal executive offices, Attention: Corporate Secretary. Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding. Stockholders who share an address and receive multiple copies of our Notice and, if applicable, the proxy materials, and who would like to request householding of their communications in the future, should send their requests to our principal executive offices, Attention: Corporate Secretary.
Our principal executive offices are located at 1855 S. Grant Street, San Mateo, CA 94402. The telephone number at that location is (650) 931-3200.
Any written requests for additional information, copies of the proxy materials and fiscal 2022 Annual Report, notices of stockholder proposals, recommendations for candidates to our board of directors, communications to our board of directors or any other communications should be sent to the address above.

Stockholder Proposals and Director Nominations
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2023 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2023 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary no later than December 14, 2022, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.
The deadline for providing notice to the Company under Rule 14a-19 of a stockholder’s intent to solicit proxies for our 2023 annual meeting of stockholders in support of director nominees other than the Company’s director nominees is March 26, 2023.
Requirements for stockholder proposals and director nominations to be brought before an annual meeting—In addition, our bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by our board of directors or any committee thereof or any stockholder, who (i) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting, (ii) is entitled to vote at such meeting, and (iii) has delivered written notice to our Corporate Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.
Our bylaws also provide that the only business that may be conducted at an annual meeting is business that is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our board of directors, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors (or any committee thereof) or (iii) properly brought before the meeting by a stockholder who has delivered written notice to our Corporate Secretary no later than the Notice Deadline (as defined below).
The "Notice Deadline" is defined as that date which is not less than 90 days nor more than 120 days prior to the one-year anniversary of the previous year's annual meeting of stockholders. As a result, the Notice Deadline for the 2023 annual meeting of stockholders is between January 25, 2023 and February 24, 2023.
If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.
Recommendation of director candidates—You may recommend candidates to our board of directors for consideration by our nominating and corporate governance committee by following the procedures set forth in "Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors."
A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary. A copy of our bylaws is posted on the Corporate Governance—Governance Documents portion of our website at http://investors.coupa.com. All notices of proposals by stockholders, whether or not such proposal is intended to be included in Coupa's proxy materials, should be sent to our principal executive offices, Attention: Corporate Secretary.

Other Matters
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as Coupa may recommend.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote at your earliest convenience on the Internet or by telephone as instructed, or by executing and returning a proxy card, if you have requested one, in the envelope provided.

THE BOARD OF DIRECTORS
San Mateo, California
April 11, 2022

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Tuesday, May 24, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COUP2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Tuesday, May 24, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74441-P70665

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COUPA SOFTWARE INCORPORATED

The Board of Directors recommends you vote FOR the following proposals:

Nominees:

		For	Withold
1a.	Robert Bernshteyn	☐	☐
1b.	Frank van Veenendaal	☐	☐
1c.	Kanika Soni	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2021 Annual Report available at www.proxyvote.com.

D74442-P70665

COUPA SOFTWARE INCORPORATED
Annual Meeting of Stockholders
Wednesday, May 25, 2022 at 12:00 p.m., Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert Bernshteyn and Anthony Tiscornia, and each of them with full power of substitution and power to act alone, as proxies to represent and vote, as designated on the reverse side of this ballot and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment thereof, all of the shares of common stock of Coupa Software Incorporated that the undersigned would be entitled to vote if present and acting at the Annual Meeting of Stockholders, to be held virtually at www.virtualshareholdermeeting.com/COUP2022 at 12:00 p.m. Pacific Time on May 25, 2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS BALLOT. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side